EXHIBIT 10.12

[*]   Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

DATED AS OF SEPTEMBER 16, 2014

BY AND BETWEEN

SUTRO BIOPHARMA INC.

AND

MERCK KGAA

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of September 16, 2014 (the “Effective Date”) by and between Sutro Biopharma Inc., a corporation organized under the laws of California having a place of business at 310 Utah Avenue, Suite 150, South San Francisco, CA 94080, USA (“Sutro”), and Merck KGaA a corporation with general partners organized under German law having a place of business at Frankfurter Straße 250, 64293 Darmstadt, Germany (“Merck”). Sutro and Merck may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Sutro is a biotech company engaged in the discovery and development of antibody-drug conjugates;

WHEREAS, Merck is engaged in the research, development, manufacturing and commercialization of pharmaceutical products and is interested in Developing, manufacturing and Commercializing Products, all as defined below; and

WHEREAS, the Parties have established a Collaboration Agreement as further defined below (the “Collaboration Agreement”) under which the Parties have started Projects (as defined below) to generate ADCs and agreed that they would establish a license agreement to allow further discovery, research, Development and Commercialization of ADCs by Merck and this Agreement is such license agreement; and

WHEREAS, Merck desires to license from Sutro and Sutro wishes to license to Merck, on an exclusive basis, the right to discover, research, Develop and manufacture Product and Commercialize Product in the Field in the Territory.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Accepted Target” means such Additional Target that has become accepted by the Gatekeeper as foreseen in Section 2.6.

1.2	“Additional Target” means any Targets proposed by Merck under this Agreement that are not Named Targets.

1.3

“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.4

“Antibody or Antibodies” means an unconjugated polyclonal or monoclonal antibody or antibodies (whether (a) fully human, fully mouse, humanized, phage display, chimeric, polyclonal, polyclonal mixes or any other type of antibody or antibodies, (b) multiple or single chain, recombinant, in vivo, in vitro or naturally occurring or a combination of any of the foregoing in any species or (c) monospecific, bi-specific, or multi-specific or any analog, derivative, fragment or modification thereof (including a full antibody, scFv, scFvFc, Fab, minibody, etc.)).

1.5

“Antibody-Drug-Conjugate” or “ADC” means an Antibody directed against a Named Target or an Accepted Target (that has not been replaced under Section 2.4) to which Antibody a Payload has been attached via a Linker and incorporating Sutro Platform Technology and / or Sutro Technology.

1.6	“Business Day” means a day other than Saturday or Sunday on which banking institutions in San Francisco, California and Darmstadt, Germany are open for business.

1.7

“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July l or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.8

“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31st of the same year and (b) the last Calendar Year of the Term shall commence on January 1st of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.9

“Cell Free Extract or CFE” means the extract from E. coli produced by Sutro that is used for the cell free protein synthesis of the Product, in order to manufacture the Product including the incorporation of non-natural amino acids into the Product. For the manufacturing of Product the Cell Free Extract shall comply with all applicable regulations and quality standards in the Territory for its respective uses.

1.10

“CFE Manufacturing Know-How” means all Know-How Controlled by Sutro as of the Effective Date or any time thereafter necessary for the manufacture of the CFE. For the avoidance of doubt, CFE Manufacturing Know-How includes the Stanford CFE Manufacturing Know-How.

1.11

“CFE Manufacturing Patents” means all Patent Rights that are Controlled by Sutro or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that claim CFE Manufacturing Know-How. The CFE Manufacturing Patents include all Patent Rights listed on schedule 1.11.

1.12	“CFE Manufacturing Technology” means the CFE Manufacturing Know-How and the CFE Manufacturing Patents.

1.13

“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the shareholders of such Person immediately prior to the initiation of such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.

1.14

“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of Product. Clinical Trials shall include Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials.

1.15	“Collaboration Agreement” means the agreement named “Collaboration Agreement” between the Parties and dated May 28, 2014.

1.16

“Combination Product” means a Product that: (a) includes one or more active ingredients in addition to the ADC; or (b) is combined with one or more products, devices, pieces of equipment or components.

1.17

“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.18

“Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Development or Commercialization of the Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts such Party would devote to a product at a similar stage in its product life as the Product and having profit potential and strategic value comparable to that of the Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Product, the strength of its proprietary position and such other factors as such Party may reasonably consider, all based on conditions then prevailing. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.19

“Competing Product” means, in a country of the Territory, a product that comprises an ADC which was not developed pursuant to this Agreement and is not being sold by Merck, its Affiliate or Sublicensees.

1.20

“Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.21

“Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party. In the case of a Change of Control of Sutro or a Sutro Business Acquisition, then with respect to any rights granted by Sutro under this Agreement, “Controlled” shall not include, and the applicable license grant shall not include within its scope, the Patent Rights, Know-How or material of the surviving entity or acquirer or Affiliate of the surviving entity or acquirer that was not Sutro (prior to the Change of Control or Sutro Business Acquisition).

1.22

“Cost of Goods” means (a) with respect to Product or CFE manufactured by a CMO, Sutro’s actual costs to acquire the Product or CFE from the CMO together with [*] allocation for actual overhead and administrative costs for managing the CMO relationship, and (b) with respect to Product or CFE manufactured by Sutro, [*]% of Sutro’s fully burdened manufacturing cost of the Product or the CFE, as the case may be, as calculated in accordance with generally accepted accounting principles of the United States (“GAAP”) to the extent applicable and the generally applied principles, policies and procedures concerning manufacturing products. Fully burdened manufacturing cost shall consist of the following:

(i)

Material Cost, which means the standard prices paid for raw material components and purchased finished goods [*] which are purchased from outside vendors as well as any freight, duties, taxes and other foes, where applicable. Material Cost includes the quantity of the components included in the bill of material times the purchase price and the waste factor (i.e., scrap percentage) included in the bill of materials. It also includes the normal quality assurance sample quantity included in the bill of materials;

(ii)

Direct Labor Costs, which means the standard labor hours required for an operation according to standard operating procedures (including internal manufacturing of components and products) multiplied by the direct labor rate for individuals within the relevant manufacturing operating unit, which labor rate, if for an employee, includes the cost of such employees salary, benefits and employer tax burden provided that such salaries and benefits are consistent with the salaries and benefits provided to employees in similar positions within Sutro not involved in manufacturing the Product or CFE, as the case may be; and

(iii)

Overhead Costs, which means other costs associated with the operating unit(s) manufacturing the Product or CFE, as the case may be, provided, however, that such Overhead Costs shall exclude [*]. Overhead Costs shall include appropriate direct and identifiable costs (or appropriate allocation thereof), including expenses associated with quality control, quality assurance, manufacturing, engineering services associated with the operating unit(s) manufacturing a product. Overhead Costs shall also include the fully loaded allocation of the facility costs (such as, without limitation, rent, taxes, heat, electricity and maintenance) used to manufacture the Product or CFE, as the case may be, and the allocated costs of manufacturing administration. These costs shall be allocated to each product line in such operating unit(s) or plant(s), whichever is applicable, based on specific criteria consistent with the standard operating procedures for each product, determined and allocated in a manner consistently applied within and across its operating units.

4	*Confidential Treatment Requested.

[*]

Sutro will make the cost breakdown available to Merck upon request at any time. Merck will have the right to audit Sutro’s records pertaining to the Product or CFE, as the case may be, in accordance with Section 7.11 (c) and Schedule 5.6.

1.23

“Cover”, “Covering” or “Covered” means, with respect to Product, and as applicable, that the making, practicing a method of manufacture, using, practicing a method that uses, selling, offering for sale or importation of Product would, but for a license granted in this Agreement under the Sutro Patents and Sutro Platform Patents, infringe a Valid Claim of the Sutro Patents or the Sutro Platform Patents in the country in which the activity occurs.

1.24

“Development” or “Develop” means, with respect to the Product, the performance of all pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an MAA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of Product in the Territory.

1.25	“DMF” means a Drug Master File filed with the FDA, EMA or another foreign equivalent for the Sutro Platform Technology, Sutro Technology, and / or the CFE Manufacturing Technology.

1.26	“EMA” means the European Medicines Agency or a successor agency thereto.

1.27

“European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.28	“European Union” or “EU” means the European Union, as may be redefined from time to time.

1.29	“Executive Officers” means, together, a member of the senior management of the pharmaceutical division of Merck and the Chief Executive Officer of Sutro.

1.30

“Exploit” means make, have made, use, including to research, Develop, Commercialize, register, manufacture, have manufactured, import, hold or keep (whether for disposal or otherwise), have used, transport, or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.

1.31	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.32

“FD&C Act” means the United States Federal Food, Drug & Cosmetic Act, as amended, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.33	“Field” means all prophylactic, palliative, therapeutic or diagnostic uses in humans or animals.

1.34	“Final Report” means a report documenting the Results of Sutro Development Activities as defined in the respective Project Plan.

5	*Confidential Treatment Requested.

1.35	“Final Results” means Sutro’s delivery to Merck of at least 2 ADC molecules per Named Target or Accepted Target meeting the PS including the appropriate documentation of Results in a Final Report.

1.36

“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of a Product in such country to a Third Party by Merck, or any of its Affiliates or Sublicensees following, if required by Law, Regulatory Approval of such Product.

1.37

“FTE” means a full time equivalent person year of scientific or technical work on or directly related to the Sutro Development Activities, based on an average of [*] weeks per month and [*] hours per week.

1.38	“FTE Expenses” means the cost of the work performed by Sutro personnel, applying the FTE Rate.

1.39	“FTE Rate” means the fully-loaded annual cost for the work of one FTE of [*] USD ($[*]).

1.40	“GAAP” means United States generally accepted accounting principles.

1.41	“Gatekeeper” means [*], or such other Third Party as may be agreed by the Parties in writing from time to time.

1.42

“GLP” or “Good Laboratory Practices” means the then-current standards for good laboratory practices for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidance promulgated thereunder, including the Code of Federal Regulations, as amended from time to time, or under any other Laws.

1.43	“GLP Toxicology Studies” means, with respect to a Product, animal studies conducted in accordance with GLP and intended to support an IND for such Product.

1.44

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.45

“IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (IASB) and the International Financial Reporting Interpretations Committee (IFRIC), as such accounting standards may be amended from time to time.

1.46

“Indication” means a generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition for which a MAA may be obtained.

1.47	“IND” means an investigational new drug application submitted to applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.

6	*Confidential Treatment Requested.

1.48

“Joint Know-How” means Know-How that is invented, conceived, or developed jointly by or on behalf of both Parties in the course of conducting their activities under this Agreement. If any Know-How would otherwise constitute both Product Know-How and Joint Know-How, then such Know-How will be deemed to be Product Know-How. If any Know-How would otherwise constitute both Sutro Platform Know-How and Joint Know-How, then such Know-How will be deemed to be Sutro Platform Know-How.

1.49	“Joint Patents” means a Patent Right that claims Joint Know-How.

1.50	“Joint Technology” means the Joint Know-How and the Joint Patents.

1.51

“Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) Antibodies, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.52

“Knowledge” means, with respect to a matter that is the subject of a given representation, or warranty of Sutro, the knowledge, information or belief of any officer or director of Sutro, or such other employee of Sutro who would reasonably be expected to have knowledge of the matter in question, has, or should reasonably be expected to have. “Knowingly” means with Knowledge.

1.53	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.54	“Linker” means a chemical moiety by which a Payload is attached to an Antibody to create an ADC.

1.55

“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.56	“Major Market Countries” means U.S., France, Germany, Italy, Spain, the U.K., Japan, China, Canada, or Brazil.

1.57

“Merck Antibody” means an Antibody Controlled by Merck as of the Effective Date or anytime thereafter that is provided to Sutro under this Agreement for use under a Project Plan and derivatives thereof generated under this Agreement that continue to bind to the applicable Target.

1.58

“Merck Know-How” means all Know-How, but excluding Product Know-How, that is Controlled by Merck or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term and is necessary or useful in the Exploitation of a Product or an ADC developed under this Agreement.

1.59	“Merck Linker” means a Linker Controlled by Merck during the Term.

1.60

“Merck Materials” means all chemical, biological or physical materials that are Controlled by Merck or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful in the research, Development, manufacture, use or Commercialization of the Product, including sequence information related to Merck Antibodies and that are provided by Merck to Sutro under this Agreement.

1.61	“Merck Patents” means all Patent Rights that are Controlled by Merck or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that claim Merck Know-How.

1.62	“Merck Payload” means a Payload Controlled by Merck at any time during the Term.

1.63	“Merck Technology” means the Merck Patents and the Merck Know-How.

1.64	“Named Targets” means the [*] Targets ([*]) nominated by Merck and accepted by Sutro for development of ADCs under the Collaboration Agreement as set forth in Schedule 1.64.

1.65

“Net Sales” means the gross amounts invoiced by Merck or any of its Affiliates or Sublicensees for sales of Product to independent or unaffiliated Third Party purchasers of such Product, less the following deductions with respect to such sales that are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with IFRS to be specifically attributable to actual sales of such Product.

(a) trade discounts, including trade, cash and quantity discounts or rebates, credits or refunds (including inventory management fees, discounts or credits);

(b) allowances or credits actually granted upon claims, returns or rejections of products, including recalls, regardless of the party requesting such recall;

(c) provisions for bad debt (provided that if such bad debt is subsequently collected it will be added to Net Sales);

(d) charges included in the gross sales price for freight, insurance, transportation, postage, handling and any other charges relating to the sale, transportation, delivery or return of such Product;

(e) customs duties, sales, excise and use taxes and any other governmental charges (including value added tax) actually paid in connection with the transportation, distribution, use or sale of such Product (but excluding what is commonly known as income taxes);

8	*Confidential Treatment Requested.

(f) rebates and chargebacks or retroactive price reductions made to federal, state or local governments (or their agencies), or any Third Party payor, administrator or contractor, including managed health organizations; and

(g) cash considerations given directly or indirectly to Third Parties related to import, distribution or promotion of the Licensed Product, unless such consideration is given in return for a separable service received, which service is alternatively available from a Third Party (specifically excluding any commissions paid to sales personnel, sales representatives and sales agents who are employees or consultants of the selling Party or its Affiliates or any Sublicensees).

If a Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Product and the other ingredient or component in the Combination Product, as reflected in their respective market prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

For clarification, sale of Product by Merck or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales” but the subsequent resale by such entity to a Third Party shall be included in “Net Sales.” Further, transfers or dispositions of Product in the following situations at aggregate cost (including all costs related to the transfer or disposition of Product e.g. all administrative, promotional charges and royalty payments that would be owed to Sutro pursuant to this Agreement), or less than the aggregate cost, of the Product: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority shall not, in each case of (i) through (iv), be deemed sales of such Product for purposes of this definition of “Net Sales.”

1.66

“Non-GLP Toxicology Studies” means, with respect to a Product, pilot toxicology studies carried out in one or more animal species and intended to determine the therapeutic index or tolerability of such Product to support its selection for GLP Toxicology Studies.

1.67

“Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party; provided, that “Out-of-Pocket Expenses” shall not include expenses paid to any consultants (or service providers of like kind).

1.68

“Patent Rights” or “Patents” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.69	“Payload” means an active pharmaceutical ingredient, which is attached or intended to be attached to an Antibody via a Linker to create an ADC.

1.70

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.71

“Phase I Clinical Trial” means a Clinical Trial that provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).

1.72

“Phase II Clinical Trial” means a Clinical Trial that is intended to initially evaluate the effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or indication under study, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation).

1.73

“Phase III Clinical Trial” means a pivotal Clinical Trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an MAA.

1.74

“Price Approvals” means, in those countries in the Territory where Governmental Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such pricing and/or pricing reimbursement approval or determination.

1.75	“Product” means a pharmaceutical composition that consists of or incorporates an ADC based on a Merck Antibody.

1.76	“Product Know-How” means Know-How

(a) that is Controlled by Merck or any Affiliate of Merck as of the Effective Date or at any time during the Term (including pursuant to Section 8.3 (b)), and including Know-How that is invented, conceived, or developed (A) by or on behalf of either or both Parties, or its or their Affiliates or Third Parties acting on its or their behalf, in each case in the course of conducting its or their activities under this Agreement, or (B) by or on behalf of any Sublicensee in the course of conducting activities under a permitted sublicense hereunder, and

(b) to the extent relating to or consisting of

(i)	a Named Target or Accepted Target,

(ii)	a Merck Antibody,

(iii)	a Merck Payload,

(iv)	a Merck Linker,

(v)	a combination of a Merck Payload with a Linker that is in the public domain,

(vi)	a combination of a Merck Linker with a Payload that is in the public domain,

(vii)	an ADC Developed under this Agreement, or

(viii)	a Product.

If any Know-How would otherwise constitute both Product Know-How and Joint Know-How, then such Know-How will be deemed to be Product Know-How.

1.77	“Product Patent” means a Patent Right that claims Product Know-How.

1.78	“Product Technology” means the Product Know-How and the Product Patents.

1.79

“Project” means for each Named Target or Accepted Target the research activities to be conducted under the Collaboration Agreement and the Agreement with the goal to generate ADCs against a Named Target and/or Accepted Target.

1.80

“Project Budget” means the budget set forth by the timelines, required resources and the FTE Rate in each Project Plan. The Project Budget should include on a Calendar Quarter-by-Calendar Quarter basis the estimated amount of FTE Expenses associated with the specified Sutro Development Activities that are reimbursable by Merck.

1.81

“Project Plan” means the written Project description and timeline for Sutro Development Activities for each Project as appended to the Collaboration Agreement and the Agreement as Exhibit A and agreed upon in writing by the Parties.

1.82

“PS” means performance specifications, which describe Merck’s minimal performance requirement of an ADC molecule generated by Sutro. The PS are specifically defined for each Named Target and each Accepted Target, but shall be oriented at the generally defined PS in Schedule 1.82 appended to this Agreement.

1.83

“Regulatory Authority” means: (a) in the US, the FDA; (b) in the EU, the EMA or the European Commission; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

1.84

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval to Commercialize Product shall include Price Approval.

1.85	“Results” means all results of Sutro Development Activities that have been generated in the performance of any Project Plan either under the Collaboration Agreement or the Agreement.

1.86

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period from the First Commercial Sale of such Product in such country until the later of (a) the last date on which such Product is Covered by a Valid Claim within the Sutro Patents or the Sutro Platform Patents in such country, or (b) ten (10) years after such First Commercial Sale of such Product in such country.

1.87	“Scripps In-License” means that certain license agreement by and between Sutro and The Scripps Research Institute dated May 30, 2012.

1.88	“Stanford CFE Manufacturing Know-How” means those parts of the Stanford Know-How that are relevant for the manufacture of the CFE.

1.89

“Stanford In-License” means that certain license agreement by and between Sutro and The Board Of Trustees of the Leland Stanford Junior University, dated October 3, 2007, as may be amended from time to time.

1.90	“Stanford Manufacturing Know-How” means those parts of the Stanford Know-How that are relevant for manufacture of proteins and Antibodies using the CFE.

1.91	“Stanford Know-How” means the Know-How licensed to Sutro pursuant to the Stanford In-License.

1.92	“Stanford Patents” means the Patents licensed to Sutro pursuant to the Stanford In-License. The Stanford Patents are listed in schedule 1.92.

1.93	“Stanford Technology” means the Stanford Patents and the Stanford Know-How.

1.94

“Strategic IP Plan” means, for each Project, the plan mutually agreed between the Parties that sets out the agreed overall strategy that the Parties intend to follow for the protection by means of Patent Rights generated under this Agreement and such further Patent Rights as the Parties may agree on as part of such Strategic IP Plan. The Strategic IP Plan for each Project shall be established, agreed, updated, revised and executed as set out in Section 3.16(a).

1.95

“Sublicensee” means a Person other than an Affiliate of Merck to which Merck (or its Affiliate) has, pursuant to Section 4.4, granted sublicense rights under any of the license rights granted under Section 4.1; provided, that “Sublicensee” shall exclude distributors.

1.96

“Sutro Bankruptcy Event” means: (a) voluntary or involuntary proceedings by or against Sutro are instituted in bankruptcy under any insolvency Law, including, without limitation, the U.S. Bankruptcy Code, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing; (b) a receiver or custodian is appointed for Sutro; (c) proceedings are instituted by or against Sutro for corporate reorganization, dissolution, liquidation or winding-up of Sutro, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing; or (d) substantially all of the assets of Sutro are seized or attached and not released within ninety (90) days thereafter.

1.97

“Sutro Development Activities” means each of the following activities to be performed by Sutro pursuant to a Project Plan: (a) generating and optimizing drug conjugation sites in the amino acid sequence of Antibodies; (b) combining selected Payloads with an Antibody to form a library of ADCs against a specific target; and (c) characterizing the biophysical, biochemical, biological, and functional properties of the ADCs.

1.98

“Sutro Know-How” means all Know-How excluding Sutro Platform Know-How and excluding the CFE Manufacturing Know-How (a) that is Controlled by Sutro or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and (b) is necessary or useful to Exploit Products.

1.99	“Sutro Linker” means a Linker Controlled by Sutro during the Term.

1.100

“Sutro Materials” means all chemical, biological or physical materials that are Controlled by Sutro or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful in the research, Development, manufacture, use or Commercialization of the Product, but excluding the Delivered Materials.

1.101	“Sutro nnAA” means any non-naturally occurring amino acid Controlled by Sutro as of the Effective Date or any time thereafter.

1.102

“Sutro Patents” means all Patent Rights that are Controlled by Sutro or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term and that claim Sutro Know-How. Listed on Schedule 1.102 are all Sutro Patents existing as of the Effective Date; provided, that Sutro shall update Schedule 1.102 from time-to-time to include any new Patent Rights that come to be Controlled by Sutro or any of its Affiliates at any time during the Term on or following the Effective Date that are directly related to and are necessary or useful to Exploit the Product.

1.103	“Sutro Payload” means a Payload Controlled by Sutro during the Term.

1.104	“Sutro Platform Know-How” means all Know-How excluding CFE Manufacturing Know-How

(a) that is Controlled by Sutro or any Affiliate of Sutro as of the Effective Date or at any time during the Term (including pursuant to Section 8.3 (a)), and any Know-How that is invented, conceived, or developed (A) by or on behalf of either or both Parties, or its or their Affiliates or Third Parties acting on its or their behalf, in each case in the course of conducting its or their activities under this Agreement, or (B) by or on behalf of any Sublicensee in the course of conducting activities under a permitted sublicense hereunder, and

(b) to the extent relating to or consisting of

(i)	a Sutro Payload,

(ii)	a Sutro Linker,

(iii) Sutro’s proprietary Cell Free Extract expression technology to the extent related to the making, using, selling or offering for sale of a Product,

(iv)	the combination of a Sutro Payload with a Linker that is in the public domain

(v)	the combination of a Payload that is in the public domain with a Sutro Linker,

(vi) the conjugation of a Sutro Payload or a Payload that is in the public domain to an Antibody using a Sutro Linker (including the modification of an Antibody to facilitate such conjugation and the identity or identification of preferred sites on an Antibody for such conjugation and excluding the specific conjugation to a Merck Antibody and also excluding the identity or identification of preferred sites on a Merck Antibody for such conjugation).

(vii)	a Sutro nnAA.

For the avoidance of doubt, Sutro Platform Know-How includes the Stanford Manufacturing Know-How. If any Know-How would otherwise constitute both Sutro Platform Know-How and

Joint Know-How, then such Know-How will be deemed to be Sutro Platform Know-How. It is agreed that all Know-How generated under subclauses (a)(A) and (a)(B) above (i.e. excluding any Know-How existing as of the Effective Date or Controlled by Sutro separately from activities under this Agreement) and related to a Named Target, Accepted Target, Merck Antibody, Merck Linker, ADC (except for the individual components thereof that fall within clause (b) above) or a Merck Payload shall not constitute Sutro Platform Know-How.

1.105	“Sutro Platform Patents” means a Patent Right that claims Sutro Platform Know-How, including the Stanford Patents. Sutro Platform Patent Rights include all Patent Rights listed on Schedule 1.105.

1.106	“Sutro Platform Technology” means the Sutro Platform Know-How and the Sutro Platform Patents.

1.107	“Sutro Technology” means the Sutro Patents, the Sutro Know-How and the Sutro Materials.

1.108

“Sutro’s Inability To Perform” means: (a) a material breach by Sutro of its obligation to supply the CFE to Merck under the CFE Supply Agreement or the CFE CMO Supply Agreement which is not cured within [*] days; (b) [*]; (c) a Sutro Bankruptcy Event; (d) Sutro fails to manufacture or have manufactured and deliver to Merck the CFE in quantities and quality sufficient to continuously meet Merck’s reasonable forecasted demands for CFE all as set forth in the CFE Supply Agreement and / or the CFE CMO Supply Agreement and is not cured within [*] days, where such failure results from reasons within Sutro’s reasonable control and/or results from Sutro’s failure to use Commercially Reasonable Efforts; or (e) [*].

1.109	“Target” means: [*]

1.110

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.111	“Territory” means all the countries of the world.

1.112	“Third Party” means any Person other than Sutro, Merck or any of their respective Affiliates.

1.113

“Third Party Action” means any Action made by a Third Party against either Party that claims that the Product, or its use or Development, manufacture or sale infringes or misappropriates such Third Party’s intellectual property rights.

1.114	“Third Party Technology” means all Know-How and all Patents that are Controlled by a Third Party and are necessary or useful to Exploit the Product.

1.115

“Third Party License Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by a Party or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary or useful to Exploit the Product.

14	*Confidential Treatment Requested.

1.116	“United States” or “US” means the United States of America, its territories and possessions.

1.117	“USD” or “$” means the lawful currency of the United States.

1.118

“Valid Claim” means a claim of an issued and unexpired patent which has not lapsed or been revoked, abandoned or held unenforceable or invalid by a final decision of a court or governmental or supra-governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.119	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section

“Action”	8.8 (b)

“Agreement”	Preamble

“Antibody-Construct Sequences”	2.3

“Available”	2.6

“CFE-CMO”	5.6

“CFE Supply Agreement”	5.6

“CMO” or “Third Party Contract Manufacturer”	5.4

“Delivered Materials”	2.3

“Development Support”	5.2

“Effective Date”	Preamble

“JIPC” or “Joint IP Committee”	3.15

“JPT” or “Joint Project Team”	3.8

“Sutro”	Preamble

“Sutro Indemnitees”	11.1

“Manufacturing Support”	5.8

“Merck”	Preamble

“Merck Indemnitees”	11.2

“Merck Notification Date”	5.5

“Party” and “Parties”	Preamble

“Product Bundle”	1.65

“Product-CMO”	5.7

“Product Supply Agreement”	5.5

“Quarterly Report”	3.13

“Regulatory Support”	6.5

“Representatives”	5.2

“Sutro Business Acquisition”	2.10

“Term”	12.1

ARTICLE 2

PROJECTS AND GATEKEEPER PROCESS

2.1

Objective and Conduct of the Projects. The Parties will conduct a number of Projects, each in accordance with a Project Plan, the terms of this Agreement and Law in good scientific manner. Each Party will use Commercially Reasonable Efforts to perform activities assigned to it under each Project Plan in accordance with the timelines set forth therein.

2.2

Projects, Project Plans. Each Project shall be conducted collaboratively as described in the mutually agreed written Project Plan. Such Project Plans, with up to three Merck Antibodies per Target, shall be appended to the Agreement. Sutro shall use all Merck Materials provided by Merck to Sutro solely to perform the Sutro Development Activities. Sutro shall use Commercially Reasonable Efforts to deliver the deliverables under each Project Plan in accordance with the PS and timelines set forth therein. The PS of each Project Plan shall be in line with the general PS in this Agreement set forth in Schedule 1.82.

2.3

Project Plan Framework. Each Project Plan will provide a framework for the applicable Project. Each Project Plan will include the following activities (all as will be more specifically set forth in the applicable Project Plan):

(a)

Merck will deliver to Sutro Antibody-construct sequences encoding for [*] directed against the applicable Named Target or Accepted Target (the “Antibody-Construct Sequences”) and, as the case may be, one or more Merck Payloads and / or one or more Merck Linkers.

(b)

Sutro will use Commercially Reasonable Efforts to create ADCs using such Merck Antibody-Construct Sequences and, as the case may be, using such Merck Payloads and / Merck Linkers in quantities and meeting the PS set forth in the respective Project Plan.

(c)

Sutro will deliver to Merck any such Antibodies generated or modified under this Agreement and / or resulting ADCs (the “Delivered Materials”) and such Sutro Payloads and / or Sutro Linkers and other appropriate reagents and reference standards each, in such quantities and otherwise as contemplated under the Project Plan or otherwise agreed to by the Parties. The ownership of the tangible Delivered Materials shall be and remain with Merck; provided that ownership of underlying intellectual property rights shall be in accordance with ARTICLE 8.

(d)	Non-GLP Toxicology Studies, GLP Toxicology Studies, and PK/PD studies with respect to such Delivered Materials will be conducted by Sutro or Merck, as specified in the applicable Project Plan.

(e)	Each Project Plan will include a budget and timeline for Sutro’s activities thereunder, including with respect to Sutro FTEs to be funded by Merck.

2.4

Project Failure. In case of technical failure, i.e., Sutro is not able to generate at [*] ADCs that meet the PS for a Named Target or Accepted Target under a Project Plan, or if the Project Leaders reasonably determine that it is scientifically or technically not feasible to create [*] ADCs directed to the applicable Named Target or Accepted Target in accordance with the PS set forth in the applicable Project Plan, then Merck may at its own discretion replace the Named Target or Accepted Target, subject to the gate keeping process set forth in Section 2.6, within three months of the JPT’s notice of its failure to produce at least [*] ADCs meeting the PS or such determination by the Project Leaders. For clarity, the exclusivity as described in Section 2.10 will be transferred from the replaced Named Target or replaced Accepted Target to the new Accepted Target, and the

16	*Confidential Treatment Requested.

replaced Named Target or replaced Accepted Target shall no longer be deemed to be a Named Target or Accepted Target under this Agreement, Merck will have no further right or license under this Agreement with respect to the replaced Named Target or Accepted Target and the replaced Named Target or Accepted Target shall no longer be subject to the exclusivity under Section 2.10. Notwithstanding the foregoing, Merck shall only have the right to replace a Named Target or Accepted Target in accordance with this Section 2.4 and the procedure set forth in Section 2.9 during the [*] year period following the Effective Date.

2.5

Availability of Targets. Merck may designate up to six (6) Targets under this Agreement as follows: The [*] Target are the Named Targets set forth in the Collaboration Agreement. Merck may designate a [*] Additional Target as Accepted Targets in accordance with Sections 2.5 and 2.6 at any time prior to [*]. Merck may designate a [*] Additional Target as Accepted Targets in accordance with Sections 2.5 and 2.6 at any time [*]. All such Additional Targets that become Accepted Targets will be set forth on Schedule 1.1.

2.6

Gatekeeper Process. Within 10 business days of the Effective Date, the Parties shall enter into an agreement with the Gatekeeper in order to establish the below process by which Merck may designate Additional Targets. In order to designate an Additional Target under Section 2.4 or Section 2.5 Merck will provide the Gatekeeper with a confidential written description of such Additional Target, including to the extent available, the Name and UniProt/SwissProt identifier for such proposed Additional Target. Within five (5) Business Days following Gatekeeper’s receipt of such written notice with respect to a particular proposed Additional Target, Sutro will ensure that the Gatekeeper will notify Merck in writing whether the proposed Additional Target is Available for designation as an Accepted Target under a Project Plan. The Parties hereby acknowledge and agree that a proposed Additional Target will be “Available” for designation by Merck as an Accepted Target unless (a) Sutro or its Affiliate is actively conducting research and development directed to such Target with a Third Party prior to the date of receipt of the written notice from Merck to the Gatekeeper, or (b) Sutro or its Affiliate is actively engaged in its own internal program for ADC Development involving such Target (as further evidenced by written notice thereof to the Gatekeeper prior to the date of receipt of the written notice from Merck to the Gatekeeper). If for three (3) subsequent proposed Additional Targets the Gatekeeper notifies Merck that the proposed Additional Target is not Available, and the unavailability for each is by reason of clause (b) above, then Merck shall have the right to conduct an audit, upon reasonable notice during normal business hours and at Merck’s own expense, of Sutro’s internal programs directly related to such Additional Targets (and not any of its programs with, or on behalf of, a Third Party) solely to determine the accuracy of the Gatekeeper’s notification of unavailability for such proposed Additional Targets. All information obtained by Merck in conducting such audit shall be Sutro’s Confidential Information.

2.7

Non-Availability of Target. For clarity, in the event that the Gatekeeper notifies Merck that a proposed Additional Target is not Available pursuant to the procedures set forth in Section 2.6, Merck will not have exhausted any of its rights to designate an Additional Target as an Accepted Target within the applicable selection period. The applicable selection period for an Additional Target shall only be extended if the Gatekeeper responded in more than the five (5) Business Days as required under Section 2.6, and such extension shall be equal to the delay beyond such five (5) Business Days.

2.8

Availability of Named Targets. The Parties acknowledge and agree that, as of the Effective Date, the Named Targets are Available, and the procedures set forth in Section 2.6 will not apply to such Named Targets, other than with respect to replacement of such Named Targets in accordance with Section 2.4.

17	*Confidential Treatment Requested.

2.9

Availability of Additional Target and Designation as an Accepted Target under a Project Plan. In the event that the Gatekeeper notifies Merck that a proposed Additional Target is Available for designation as an Accepted Target under a Project Plan in accordance with Section 2.5, then within five (5) Business Days following Merck’s receipt of such notification, Merck shall provide the identity of the proposed Additional Target to Sutro. The Parties shall discuss the inclusion of such proposed Additional Target and Sutro shall inform Merck within ten (10) Business Days after notification from Merck whether Sutro believes in good faith that such proposed Additional Target will not be suitable for the generation of ADCs. If Sutro informs Merck during such ten (10) Business Days that Sutro believes that such proposed Additional Target will not be suitable for the generation of ADCs, then Merck shall have the right to withdraw the proposed Additional Target and submit another proposed Additional Target in accordance with Section 2.6, or Merck may provide written notification to Sutro within five (5) Business Days that it still desires to designate the proposed Additional Target as an Accepted Target. If Sutro does not inform Merck that such proposed Additional Target will not be suitable for the generation of ADCs during such ten (10) Business Days, or if Merck notifies Sutro in writing during such five (5) Business Days that it still desires to designate the proposed Additional Target as an Accepted Target, then at the expiration of such ten (10) Business Days or receipt of such written notice, as applicable (a) such proposed Additional Target shall be designated as an Accepted Target, and (b) the JPT will promptly meet to draft a Project Plan for such Accepted Target and will use good faith efforts to agree on such Project Plan within four (4) months. Upon written agreement by the Project Leaders on a proposed Project Plan for such Accepted Target the corresponding Project will commence. In addition to Section 2.10, the Parties agree that during the time period commencing with the receipt of the notification of Availability of an Additional Target from the Gatekeeper until its designation as an Accepted Target, such Target shall not be available for a collaboration between Sutro and a Third Party.

2.10

Exclusivity. During the Term on a Named Target or Accepted Target—by Named Target or Accepted Target basis, Sutro will collaborate exclusively with Merck with respect to ADCs directed against such Named Target or Accepted Target during the period commencing with (i) the effective date of the Collaboration Agreement for Named Targets, (ii) the designation of an Additional Target as an Accepted Target under a Project Plan by Merck pursuant to Section 2.9 or (iii) the replacement of a Named or Accepted Target pursuant to Section 2.4 with a new Accepted Target and ending on the earliest of (a) such date as Merck notifies Sutro of termination of the corresponding Project and directs Sutro to stop work on the corresponding Project Plan; (b) the date on which such Named Target or Accepted Target is replaced with another Accepted Target under Section 2.4 or (c) the date Merck terminates or otherwise ceases (which date Merck shall promptly notify Sutro thereof) all activities by or on behalf of Merck with respect to a Product, in each case corresponding to such Named Target or Accepted Target (each such period, a “Target Exclusivity Period”). For purposes of this Section 2.10, “collaborate exclusively” means that Sutro will not either directly, or to its Knowledge indirectly, discover, research, Develop or Commercialize ADCs, including by granting any right or license, including granting any covenant not to sue, with respect to any of the Named Targets or Accepted Targets. In the case of a Change of Control of Sutro, or if Sutro or an Affiliate of Sutro acquires any Third Party, business or assets, or any interest therein (a “Sutro Business Acquisition”), then the aforementioned restrictions shall not apply to any research, development or commercialization program that a portion of the surviving entity or Affiliate that was not Sutro (prior to the Change of Control or Sutro Business Acquisition) had ongoing as of immediately prior to the date of such Change of Control or Sutro Business Acquisition. In the event that Sutro enters into such activities then it shall thereupon be considered to be in material breach of this Agreement and Merck shall have the right to terminate this Agreement in accordance with Section 12.3(a) or reduce payments in accordance with Section 12.4(a) (iv). Unless Merck decides to reduce payments according to Section 12.4 (a) (iv), the foregoing remedies shall not be exhaustive with respect to breach by Sutro of this Section 2.10.

2.11

[*]. In the event that a Project involves the use of a [*] Merck Antibody, and the Targets against which the Merck Antibody is directed are not Accepted Targets or Named Targets, that have not been replaced pursuant to Section 2.4, in separate, non-terminated Projects, then (a) Merck must designate [*], as the case may be, Additional Targets under Section 2.5 [*], (b) a single Project and associated Project Plan will govern the creation of an ADC incorporating such Merck Antibody Directed to all such Additional Targets and (c) Sutro will collaborate exclusively with Merck with respect to ADCs directed to each such Additional Target pursuant to Section 2.10.

In the event that a Project involves the use of a [*] Merck Antibody, and one or more of the Targets against which the Merck Antibody is directed are non-replaced Accepted Targets or Named Targets in other non-terminated Projects, then Merck is only required to designate those Targets as Additional Targets, that are not the Accepted Targets or Named Targets of non-terminated other Projects under this Agreement. For example, if a first Merck Antibody in a non-terminated Project is directed against the Target set forth on Schedule 1.64 and a [*] Merck Antibody in a non-terminated Project is directed against the Target set forth on Schedule 1.64 and one other Target that is not an Accepted Target or a Named Target, then Merck shall only be required to designate one other Additional Target pursuant to Section 2.5 against such other Target.

ARTICLE 3

GOVERNANCE

3.1

Alliance Managers. Promptly following the Effective Date, each Party will designate an alliance manager to be reasonably available to the other Party to facilitate communication, respond to questions and otherwise oversee that the Parties’ activities hereunder are in line with this Agreement. Such alliance managers will regularly interact with each other on a frequency to be mutually agreed by the Parties and on an ad hoc basis if requested by the Joint Project Team or the Project Leaders. A Party may replace its alliance manager at any time by written notice to the other Party.

3.2

Appointment of Project Leaders. Within ten (10) Business Days after the Effective Date, each Party will appoint an individual from senior management of such Party with decision making authority to be a project leader (each, a “Project Leader”) to oversee the Parties’ activities under this Agreement. A Party may change its Project Leader at any time by written notice to the other Party. Such Project Leader may, but is not required to, serve as a representative of its respective Party on the JPT. The Parties may allow additional employees to attend meetings of the Project Leaders and may consult with additional employees and advisors prior to making a decision, subject to the confidentiality provisions of Article 9. The office of the Project Leaders will exist until the completion of the Sutro Development Activities under the last Project Plan.

3.3	Project Leaders Functions and Authority. The Project Leaders will be responsible for supervising and managing the Projects. Their functions will be:

(a)	overseeing and coordinating the progress, timelines, Project Budget and Results;

(b)

reviewing and approving each Project Plan (including the Project Budget) and any proposed amendments to the Project Plans; provided that the Project Plan (including the Project Budget) for the Named Targets attached hereto as Exhibit A1 shall be deemed approved by the Project Leaders;

19	*Confidential Treatment Requested.

(c)	reviewing each Party’s reports regarding its activities under each Project Plan;

(d)	deciding whether it is scientifically or technically feasible to create [*] ADCs directed to the applicable Named Target or Accepted Target in accordance with each Project Plan;

(e)	deciding whether an ADC meets the applicable PS set forth in each Project Plan;

(f)	approving, in writing, updates and amendments to the Sutro Development Activities, including all relevant timelines and Project Budget;

(g)	approval of the Strategic IP Plan and approval of any changes to the Strategic IP Plan;

(h)	resolving any disputes delegated to the Project Leaders by the JPT or the JIPC; and

(i)	performing such other functions as the Parties may mutually agree in writing.

3.4

Meetings of the Project Leaders. During the period in which there are active Projects, the Project Leaders will meet in person or by teleconference or videoconference at least once every Calendar Quarter. The Project Leaders also may choose to meet more frequently on an as needed basis. In advance of each meeting of the Project Leaders, the JPT will provide a Quarterly Report to the Project Leaders.

3.5

Decisions of the Project Leaders. The Project Leaders will take action by unanimous consent or by a written resolution signed by the Project Leaders. In the event the Project Leaders are unable to reach unanimous consent on any matter provided in Section 3.3, then the Project Leaders shall first consult with relevant members of their delegation to the JPT and, after such consultation, reconvene to attempt to reach unanimous consent on the matter. If after such effort the Project Leaders are still unable to reach unanimous consent, then except for a dispute on a matter in subclause (d) or (e) or (g) in Section 3.3, Merck acting reasonably and in good faith shall make the final determination on the applicable matter. With respect to a dispute on a matter in subclause (d) or (e) in Section 3.3, the matter shall be escalated to the Executive Officers in accordance with Section 13.2; provided that if the Executive Officers are unable to reach unanimous consent on the matter within thirty (30) days, then Merck acting reasonably and in good faith shall make the final determination on the applicable matter. With respect to a dispute on a matter in subclause (g) in Section 3.3, the matter shall be escalated to the Executive Officers in accordance with Section 13.2; provided that if the Executive Officers are unable to reach unanimous consent on the matter within thirty (30) days, then the Parties shall submit the matter to an arbitrator as follows: (a) the arbitrator will be selected by the Parties and shall have expertise in patent protection and strategy, (b) within fifteen (15) days after appointment of the arbitrator each Party shall deliver to the arbitrator and the other Party its proposal regarding the dispute, (c) the arbitrator shall give each Party the opportunity to explain to the arbitrator why its proposal is more appropriate than the other Party’s proposal, which may include conducting an oral argument or an evidentiary hearing if the arbitrator determines that it would assist the arbitrator’s decision of which proposal to select, (d) the arbitrator shall, within fifteen (15) days after receipt of the two proposals and having heard each Party’s rationale for its proposal, select one of the proposals from the two (2) submitted, and (e) the proposal selected by the arbitrator shall be binding on the Parties as if mutually agreed by the Parties and the arbitrator may not modify or alter the terms in either Party’s proposal.

20	*Confidential Treatment Requested.

3.6

Minutes and Reports of the Project Leaders. The Project Leaders will document their decisions regarding each Project Plan in the meeting minutes. Promptly after each meeting, one Project Leader will provide the other with a draft version of the meeting minutes for review and comment. Within forty (40) Business Days of each meeting, the Project Leaders will provide the Parties and the JPT with a final agreed version of the meeting minutes.

3.7

Limitations. The Project Leaders shall have no power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder. The Project Leaders, and Merck in the exercise of its final decision-making authority under Section 3.5, will not have the power to: (a) determine that Sutro has breached any obligation under this Agreement; (b) determine that a milestone event required for the payment of a milestone payment has or has not occurred; (c) make a decision that is expressly stated to require the mutual agreement of the Parties; (d) amend the Sutro Development Activities to require Sutro to conduct any other or different activities; or (e) expand Merck’s rights or reduce Merck’s obligations under this Agreement.

3.8

Formation and Composition of the Joint Project Team. The joint project team established under the Collaboration Agreement (the “JPT” or “Joint Project Team”) shall continue in its function under this Agreement. The Parties shall notify one another in writing of any change in the membership of the JPT. Each Party may exchange its representatives on the JPT upon written notice to the other Party. The JPT will exist until the completion of the Sutro Development Activities under the last Project Plan.

3.9	JPT Functions and Powers. The JPT shall manage the activities of the Parties under this Agreement during the time Sutro is performing the Sutro Development Activities. During that time the JPT shall:

(a)	draft the Project Plans (including the budgets therein) for each Project and proposing such Project Plans for approval by the Project Leaders;

(b)

oversee the implementation of, monitor, document and report the progress of, and propose amendments to each Project Plan, including the allocation of qualified personnel, timelines, Project Budget and Results;

(c)	monitor the progress of the Sutro Development Activities and review, discuss and comment on any Results thereunder;

(d)

evaluate whether it is scientifically or technically feasible to create an ADC directed to the applicable Accepted Target in accordance with each Project Plan and make a recommendation to the Project Leaders;

(e)	evaluate whether an ADC meets the applicable PS set forth in each Project Plan and make a recommendation to the Project Leaders;

(f)	prepare Quarterly Reports based on reports to be provided by each Party of such Party’s activities during the applicable Calendar Quarter;

(g)	serve as the first forum for the settlement of disputes or disagreements resulting from or arising out of this Agreement;

(h)	perform such other functions as appropriate to further the purposes of this Agreement, as mutually agreed to in writing by the Parties.

3.10	Limitations of Powers of the JPT. The JPT shall have no power to amend this Agreement or any Project Plan and shall have only such powers as are specifically delegated to it hereunder.

3.11

Determinations of the JPT. The JPT will take action by unanimous consent of the Parties, with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each of the Parties. In the event the JPT is unable to secure unanimous consent on any matter, the JPT shall delegate such matter to the Project Leaders.

3.12

Meetings of the JPT. The JPT shall hold meetings twice monthly by videoconference, telephone, web conference, or face to face meetings but in no event, shall such meetings be held in person less frequently than once every six (6) months, unless otherwise agreed by the JPT. At least three (3) members of the JPT will constitute a quorum for any meeting, provided that at least one (1) representative from each Party is present. The Project Leaders will alternately be responsible for organizing the meetings of the JPT and for distributing the agenda of the meetings. The Project Leader will include on the agenda any item within the scope of the responsibility of the JPT that is requested to be included by a Party, and will distribute the agenda to the Parties no less than two (2) days before any meeting of the JPT. A Party may invite other senior personnel of their organization to attend meetings of the JPT, as appropriate, provided, however, that such other senior personnel shall not have any duties of a JPT member. Each Party shall be responsible for its travel costs incurred for attending JPT meetings.

3.13

JPT Meeting Minutes. Minutes will be kept of all JPT meetings by a member of the JPT designated by the JPT and sent to all members of the JPT for review and approval within five (5) days after each meeting. Minutes will be deemed approved unless any member of the JPT objects to the accuracy of such minutes by providing written notice to the other members of the JPT within three (3) days of receipt of the minutes. In the event of any such objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute. In advance of each quarterly meeting of the Project Leaders, the JPT will prepare a report for the Project Leaders detailing the progress of activities under each Research Plan, any decisions that are needed from the Project Leaders and any matters on which the JPT could not reach agreement (each a “Quarterly Report”).

3.14

Urgent Matters. Notwithstanding anything in Section 3.4 or Section 3.11 expressed or implied to the contrary, in the event that an urgent issue or matter arises, that requires prompt action by the Project Leaders and / or the JPT, the Project Leaders and / or the JPT shall meet for the purpose of resolving the issue or matter. Such meeting shall take place as promptly as possible, with the immediacy of the issue or matter requiring action determining the time, place and manner of the conduct of the meeting

3.15

Joint Intellectual Property Committee. As soon as practicable after the Effective Date, the Parties shall form a joint intellectual property committee (the “Joint Intellectual Property Committee” or “JIPC”). The JIPC shall comprise no more than four (4) members, and shall be composed of an equal number of representatives from each Party.

3.16	Functions and Authority. During the Term the JIPC shall:

(a)

for each Project, draft and propose a Strategic IP Plan (and any amendments thereto) to the Project Leaders, which Strategic IP Plan at a minimum needs to detail the countries of filing and a patent filing strategy, which strategy shall (1) be aligned between the Parties to secure the maximum protection of Merck Technology, Product Technology, Sutro

Platform Technology and Sutro Technology, (2) include that in case that any proposed filing with respect to a Product Patent discloses a species generically covered by any proposed or already filed Sutro Patent and / or Sutro Platform Patent, Merck and Sutro will use good faith efforts to coordinate filings with respect to such Product Patent and such Sutro Patent and / or Sutro Platform Patent so that filings with respect to such Product Patent are made no earlier than the same day that filings with respect to such Sutro Patent and / or Sutro Platform Patent are made and (3) include that any proposed filing of a Sutro Patent and / or Sutro Platform Patent must not disclose unpublished Product Know-How without the JIPC’s prior written consent;

(b)

oversee the drafting, filing, prosecution and maintenance of all Patent Rights generated from the activities under this Agreement in accordance with the Strategic JP Plan and Article 8, which shall include overseeing Sutro’s reasonable opportunity to comment on all Product Patent filings and Merck’s obligation to reasonably consider in good faith Sutro’s comments with respect thereto;

(c)	as necessary, take day-to-day decisions relating to the drafting, filing, prosecution and maintenance of the resulting Patent Rights in accordance with the Strategic JP Plan and Article 8;

(d)	report to the Project Leaders on the drafting, filing, prosecution and maintenance of such Patent Rights;

(e)	propose to the Project Leaders any changes or additions to the Strategic IP Plan that the JIPC deems fit, and upon approval of said changes and additions, implement said changes and additions and

(f)	consider whether it is necessary to enter into any license agreements with a Third Party in respect to a Project, ADC or Product.

3.17	Meetings of the JIPC. During the Term, the JIPC will meet in person or by teleconference or videoconference on a frequency to be determined by the JIPC.

3.18

Decisions of the JIPC. The JIPC will take action by unanimous consent of the Parties, with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting (but provided that at least one representative from each Party is in attendance), or by a written resolution signed by the designated representatives of each of the Parties. In the event the JIPC is unable to secure unanimous consent on any matter the decision shall be escalated to the Project Leaders. The JIPC shall however have no authority to amend any Strategic IP Plan or this Agreement.

3.19

Minutes and Reports of the JIPC. The JIPC will document their decisions regarding each Strategic IP Plan in the meeting minutes. Promptly after each meeting, one member of the JIPC will provide the others with a draft version of the meeting minutes for review and comment. Within forty (40) Business Days of each meeting, the JIPC will provide the Parties and the Project Leaders with a final agreed version of the meeting minutes.

ARTICLE 4

LICENSES AND OTHER RIGHTS

4.1

Grant of License to Merck. Subject to the terms and conditions of this Agreement, Sutro hereby grants to Merck and its Affiliates an exclusive (even as to Sutro, except to the extent necessary for Sutro to perform the obligations and exercise the rights set forth in this Agreement), worldwide, royalty-bearing right and license (with the right to sublicense, subject to the provisions of Section 4.4) under the Sutro Technology, the Sutro Platform Technology, and Sutro’s interest in Joint Technology to Exploit (subject to the provisions of Article 5) each Product in the Territory in the Field. The foregoing license shall not be deemed to grant rights to any biologic or other active pharmaceutical ingredient that may be included in a Product, apart from the ADC included in the Product. The license granted pursuant to this Section 4.1 shall not include any sublicense under the Stanford In-License, or any other rights to any Stanford Manufacturing Know-How or any other Stanford Technology, unless and until Merck receives such license pursuant to Section 5.8 to manufacture the Product itself.

4.2

CFE Manufacturing Technology Back-up License to Merck. Subject to the terms and conditions of this Agreement, Sutro hereby grants to Merck and its Affiliates a non-exclusive, worldwide, right and license (without the right to sublicense except to the Merck CMO, as provided below) under the CFE Manufacturing Technology in the Territory in the Field, which shall be exercisable solely in the event of Sutro’s Inability To Perform and solely for granting a sublicense to a contract manufacturing organization selected by Merck (“Merck CMO”) to use the CFE Manufacturing Know-How transferred to the Merck CMO in case of Sutro’s Inability To Perform. Furthermore, (i) the Merck CMO shall not, and shall be contractually required not to, share with, or disclose to, any Third Parties (other than to a Merck CMO) any such CFE Manufacturing Know-How transferred by Sutro to such Merck CMO, and (ii) upon termination of the manufacturing agreement between Merck and the Merck CMO, the Merck CMO shall return to Sutro or, at Sutro’s written request, destroy such CFE Manufacturing Know-How, and provide to Sutro a written confirmation thereof. Provided that the safeguards foreseen under this Section 4.2 are respected, Merck shall have the right to change the Merck CMO at its sole discretion. The foregoing grant of rights shall not result in a royalty payable for the manufacture of the CFE, but shall continue to incur royalties for the final sale of Product in accordance with Article 7.

4.3

Stanford In-License Requirements. The licenses granted under Section 4.1 and Section 4.2 shall be subject to, and limited by, the terms of Sections 4.3 and 15.3(D) of the Stanford In-License, and Merck agrees to comply with all such terms, including those set forth in Schedule 4.3.

4.4

Grant of Sublicense by Merck. Merck shall have the right, in its sole discretion, to grant sublicenses to the Product under the licenses granted in Section 4.1; provided, however, that the granting by Merck of a sublicense (a) shall not relieve Merck of any of its obligations hereunder or any liability under this Agreement and (b) any such sublicense shall be consistent with the terms and conditions of this Agreement.

4.5	Trade Marks. As between Sutro and Merck, Merck shall have the sole authority to select trademarks for each Product and shall own all such trademarks.

4.6

Sutro Reporting. If Sutro becomes aware of any issues related to the Sutro Technology or the Sutro Platform Technology, or the CFE Manufacturing Technology which may affect the Development, Commercialization or use of any Product, then Sutro shall provide Merck with all such information within such reasonable timelines which enable Merck to assess any impact on the Product.

ARTICLE 5

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

5.1

Development of the Product by Merck. Merck shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop each Product and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Merck believes appropriate to obtain Regulatory Approval for each Product in the Field.

5.2

Sutro Support in Development. Sutro shall make its employees, consultants, contractors, advisors and agents (“Representatives”) that are knowledgeable regarding the Sutro Technology, the Sutro Platform Technology or each Product (including the properties and functions thereof) reasonably available to Merck for scientific and technical explanations, advice and on-site support that may reasonably be required by Merck relating to the Development of each Product (the “Development Support”). The reasonable agreed costs of the Development Support to be provided by Sutro shall be reimbursed by Merck.

5.3

Commercialization. Merck shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize any Product itself or through one or more Affiliates or Sublicensees or other Third Parties selected by Merck and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of the Product.

5.4

Research Material Manufacturing. Sutro shall manufacture and supply research quantities of the Product as reasonably required in order for the Parties to perform the activities pursuant to the applicable Project Plan. The cost for the supply of such research quantities of Product is included in the Project Budget of the corresponding Project Plan. However, Merck acknowledges that Sutro’s facilities may only permit, based on generally accepted industry standards for management of high-potency pharmaceutical compounds, the handling of certain quantities of the applicable toxins necessary for inclusion in the Product, and if the quantity of Product required exceeds such quantities of toxin, Sutro will need to engage a Third Party contract manufacturer (“CMO”) to manufacture such research quantities of toxin (and associated Linker) and to conjugate such toxin and Linker to the appropriate Antibody, which will be manufactured by Sutro. Merck shall have the right to perform a quality audit of the CMO and Sutro shall only engage such CMO upon Merck’s written approval of the CMO and the associated costs, such approval not to be unreasonably withheld. In such case, Merck shall be responsible for the costs of such CMO (including technology transfer and ramp-up) to manufacture the Product.

5.5

Product Supply Agreement. In addition, the Product for use in GLP Toxicology Studies will be manufactured and supplied solely by Sutro pursuant to a separate supply agreement (the “Product Supply Agreement”), in sufficient quantities and quality (as mutually agreed by the Parties and set forth in a supply plan) at a transfer price of [*] to permit Merck to conduct the GLP Toxicology Studies. At Merck’s election, the Product Supply Agreement shall also include the supply by Sutro to Merck of Product for Phase I Clinical Trials and Phase II Clinical Trials. The Parties shall negotiate in good faith and execute such Product Supply Agreement at the latest on the date that is [*] after written notice by Merck to Sutro of its desire to enter into a Product Supply Agreement (the “Merck Notification Date”). If the Parties are unable to agree on a Product Supply Agreement by the date that is [*] months after the Merck Notification Date, Sutro will initiate the transfer of the process for production of the Product to a CMO as set forth in Section 5.7.

25	*Confidential Treatment Requested.

5.6	CFE Supply.

(a) Supply by Sutro. Within [*] months after Sutro’s delivery of the first ADCs that meet the PS, Sutro and Merck shall negotiate in good faith the terms of the supply agreement for the supply of Cell Free Extract for use in the manufacture of Product (the “CFE Supply Agreement”) at a transfer price of the Cost of Goods. Except as set forth in Section 5.6 (b), Merck shall purchase CFE exclusively from Sutro. Attached hereto as Schedule 5.6 are the non-binding terms for the CFE Supply Agreement. If the Parties are unable to reach agreement on the terms of the CFE Supply Agreement by the end of such [*] month period, then within thirty (30) days following the end of such [*] month period the Parties shall submit the matter to an arbitrator as follows: (a) the arbitrator will be selected by the Parties and shall have expertise in biopharmaceutical manufacturing and supply agreements, (b) each Party shall deliver to the arbitrator and the other Party its proposed draft of the CFE Supply Agreement based on the CFE Supply Agreement Term Sheet as attached in Schedule 5.6, (c) the arbitrator shall give each Party the opportunity to explain to the arbitrator why its draft of the CFE Supply Agreement is more appropriate than the other Party’s, which may include conducting an oral argument or an evidentiary hearing if the arbitrator determines that it would assist the arbitrator’s decision of which draft of the CFE Supply Agreement to select, (d) the arbitrator shall, within fifteen (15) Business Days after receipt of the two draft CFE Supply Agreements and having heard each Party’s rationale for its proposal, select one draft CFE Supply Agreement from the two (2) submitted, that fully reflects the CFE Supply Agreement Term Sheet and (e) the draft CFE Supply Agreement selected by the arbitrator shall be executed by both Parties and binding on the Parties and the arbitrator may not modify or alter the terms of the CFE Supply Agreement. If the Parties cannot agree on an arbitrator within fifteen (15) days after the end of the [*] month period, then the London Chamber of Commerce and Industry shall appoint the arbitrator.

(b) Supply by CMOs. In addition, upon Merck’s request, Sutro will enter into appropriate agreements to transfer the process for production of Cell Free Extract to [*] selected by Sutro and reasonably acceptable to Merck (the “CFE-CMOs”) in order to allow for the manufacture and supply of the Cell Free Extract for production of the Product in the required quantity and quality on terms and conditions [*] (the “CFE CMO Supply Agreement”), provided that, Merck may make such request for (1) [*] no earlier than [*] ([*]) months after Sutro’s delivery of [*], and (2) [*], no earlier than [*] ([*]) months prior to the first planned Phase III Clinical Trial of a Product. Merck shall reimburse Sutro for its reasonable costs to effect the transfer of technology consistent with standard industry rates for services of this kind. Merck shall have the right to perform a quality audit of any CFE-CMO and Sutro shall only engage any such CFE-CMO upon Merck’s [*] of such CFE-CMO. Any CFE CMO Supply Agreements will be solely for the supply of CFE to be used in the manufacture of Products for Merck. The CFE CMO Supply Agreement between Sutro and each such CMO will provide for the license and transfer of the relevant processes, documents, and materials included in any Know-How controlled by Sutro, as necessary for such manufacture and supply; provided that, [*], such CMO shall not share with, or disclose to, Merck, its Affiliates or subcontractors any know-how transferred by Sutro to such CMO, and Merck, its Affiliates and subcontractors shall not solicit any such sharing or disclosure. Sutro shall cooperate with Merck on the final form of CFE CMO Supply Agreement to be used with each such CMO and any such CFE CMO Supply Agreement shall include terms [*]. In the event of Sutro’s Inability To Perform, then Sutro shall [*]. The grant of rights from Sutro to each such CMO shall not result in a royalty payable for the manufacture of the CFE, but the final sale of Product shall continue to incur royalties in accordance with Article 7.

26	*Confidential Treatment Requested.

(c) Support by Sutro. In addition, Sutro shall, or shall cause, representatives that are knowledgeable regarding the CFE Manufacturing Technology reasonably available to Merck for scientific and technical explanations, advice and on-site support, as reasonably required by Merck (the “CFE Manufacturing Support”), including the subject matter of the manufacturing technology transfer and manufacturing scale-up. The reasonable agreed costs for the CFE Manufacturing Support to be provided by Sutro shall be reimbursed by Merck.

5.7

CMO Supply. If, at any time commencing with the GMP production of Product for use in Phase I Clinical Trials, Merck desires to have Sutro enable [*] to manufacture Product (the “Product CMOs”, [*], then Merck shall notify Sutro in writing. Following such request, Sutro will enter into appropriate agreements to transfer the process for production of the Product to [*] that [*] in order to allow for the manufacture and supply of the Product in the required quantity and quality. The agreement between Sutro and each such CMO will provide for the license and transfer of the relevant processes, documents, and materials included in any Know-How controlled by Sutro, as necessary for such manufacture and supply; provided that such CMO shall not transfer any tangible embodiments of the CFE, and Merck, its Affiliates and subcontractors shall not solicit any such sharing or transfer. Sutro shall cooperate with Merck on the final form of supply agreement to be used with each such CMO and shall include in any agreement that such CMO is authorized to manufacture and supply Product exclusively to Merck. [*].

5.8

Phase III Clinical Trial and Commercial Manufacturing Supply. Except as otherwise provided in this ARTICLE 5, and not including the right to produce Cell Free Extract (which shall be governed by Section 5.6), Merck shall have the exclusive right to manufacture the Product itself or through one or more Affiliates or Sublicensees or other Third Parties selected by Merck (including, at Merck’s election, an existing Product CMO). No earlier than [*] months prior to the planned start of the first Phase III Clinical Trial for a Product and pursuant to written notice by Merck to Sutro and a transfer plan to be agreed upon by the Parties, Sutro will transfer to Merck the process for production of the Product, including any Sutro Know-How and any Sutro Platform Know-How relating to the Product, using the Cell Free Extract. Sutro shall make representatives that are knowledgeable regarding the Sutro Platform Technology, the Sutro Technology and / or the Product reasonably available to Merck for scientific and technical explanations, advice and on-site support, that may reasonably be required by Merck, relating to the manufacture of the Product and the manufacturing technology transfer (the “Manufacturing Support”), including the subject matter of the manufacturing technology transfer and manufacturing scale-up. The reasonable agreed costs of the Manufacturing Support to be provided by Sutro shall be reimbursed by Merck consistent with standard industry rates for services of this kind. At such time as the process for the production of the Product is transferred to Merck [*], the license in Section 4.1 shall include a sublicense under the Stanford In-License to the Stanford Manufacturing Know-How and Stanford Technology necessary to produce the Product using the CFE. Sutro shall deliver or cause to be delivered the CFE to Merck and / or the Product CMOs specified by Merck pursuant to the CFE Supply Agreement set forth in Section 5.6.

5.9

Diligence by Sutro. Sutro shall use Commercially Reasonable Efforts to perform its manufacture, supply and technology transfer obligations under this Agreement, and will comply with all Laws and standards governing such manufacture and supply. Specifically, Sutro will ensure that the Cell Free Extract, in the required quality, [*] available from [*] CMOs for the production of Product.

5.10

Diligence by Merck. Subject to Sutro’s fulfillment of its obligations under this Agreement, Merck shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for [*] for each Named Target and Accepted Target, and after receiving Regulatory Approval for any such Product, shall use Commercially Reasonable Efforts to Commercialize such Product, provided, that

27	*Confidential Treatment Requested.

such Development and Commercialization obligations shall be expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, legal impediments, or Third Party intellectual property rights, in each case that would result in the further Development and Commercialization materially adversely affected, and Merck’s obligation to Develop and Commercialize Product shall be delayed or suspended so long as, in Merck’s opinion, any such condition or event exists. Merck shall have the exclusive right to determine, in its sole discretion, the launch strategy for Product, subject to its exercise of Commercially Reasonable Efforts and the availability of any necessary Third Party licenses or other rights. Activities by Merck’s Affiliates and Sublicensees will be considered as Merck’s activities under this Agreement for purposes of determining whether Merck has complied with its obligation to use Commercially Reasonably Efforts. Merck shall be relieved of its diligence obligations under this Section 5.10 starting from the date Merck provides Sutro with a termination notice pursuant to Section 12.2 or 12.3. If Merck ceases to Develop or seek Regulatory Approval for [*] for a Named Target or Accepted Target (including in the case Merck determines that it would satisfy Commercially Reasonable Efforts to discontinue its efforts) or ceases to Commercialize such Product, then such Named Target or Accepted Target shall no longer be subject to Section 2.10 and Sutro will have the right to enter into license or collaboration agreements with a Third Party regarding an ADC to such Named Target or Accepted Target.

5.11

Right of Merck to Subcontract. Merck may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the rights licensed in Section 4.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Merck’s behalf. Any subcontract granted or entered into by Merck as contemplated by this Section 5.11 of the exercise or performance of all or any portion of the rights or obligations that Merck may have under this Agreement (a) shall not relieve Merck of any of its obligations hereunder or any liability under this Agreement and (b) any such subcontract shall be consistent with the terms and conditions of this Agreement.

ARTICLE 6

REGULATORY MATTERS

6.1	Regulatory Filings. As between Merck and Sutro, Merck shall own and maintain all regulatory filings and Regulatory Approvals for the Product, including all INDs and MAAs.

6.2

Communications with Authorities. Merck (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Product. Following the Effective Date, Sutro shall not initiate, with respect to Product, any meetings or contact with Regulatory Authorities without Merck’s prior written consent. To the extent Sutro receives any written or oral communication from any Regulatory Authority relating to Product, Sutro shall (a) refer such Regulatory Authority to Merck, and (b) as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify Merck and provide Merck with a copy of any written communication received by Sutro or, if applicable, complete and accurate minutes of such oral communication.

6.3

Sutro Technology, Sutro Platform Technology and CFE Manufacturing Technology. If the competent Regulatory Authority in any country initiates any oral communication with Merck solely regarding the Sutro Technology, Sutro Platform Technology or CFE Manufacturing Technology incorporated into the Product, Merck shall have the right to respond to such communication to the

28	*Confidential Treatment Requested.

extent reasonably necessary or appropriate under the circumstances; provided, however, that (a) Merck shall use reasonable efforts to limit the communications solely regarding the Sutro Technology, Sutro Platform Technology or CFE Manufacturing Technology incorporated into the Product that are conducted without the participation of Sutro; (b) promptly thereafter, Merck shall provide Sutro with written notice thereof in reasonably specific detail describing the communications solely regarding the Sutro Technology, Sutro Platform Technology or CFE Manufacturing Technology incorporated into the Product; and (c) Merck promptly shall provide Sutro with copies of all minutes and other materials resulting therefrom. Merck promptly shall provide Sutro with copies of all written communications from such Regulatory Authority solely regarding the Sutro Technology, Sutro Platform Technology or CFE Manufacturing Technology incorporated into the Product. With respect to any filing, communication or other submission with the Regulatory Authority of any country solely regarding the Sutro Technology, Sutro Platform Technology or CFE Technology incorporated into the Product, (i) Merck shall provide Sutro with an advance copy of the reasonably complete draft thereof; (ii) Sutro shall have a reasonable opportunity to review, comment and consult on such draft; (iii) the parties shall discuss Sutro’s comments solely regarding the Sutro Technology, Sutro Platform Technology or CFE Manufacturing Technology incorporated into such Product; and (iv) Merck shall in good faith consider the reasonable comments of Sutro solely regarding the Sutro Technology, Sutro Platform Technology or CFE Manufacturing Technology incorporated into such Product.

6.4

DMF. Sutro will file the DMF with the FDA. Sutro shall own the DMF and hereby grants to Merck the right to cross-reference the DMF for the Product, but no right to access the underlying data related to the production of the Cell Free Extract. With respect to any territories where Sutro does not have a DMF or a functional equivalent, Sutro will coordinate with Merck, at Merck’s request and expense, the preparation and submission of documents and materials [*] necessary or reasonably useful to obtain and / or maintain Regulatory Approval for a Product in such territory, it being understood that wherever possible Sutro will disclose confidentially Sutro CFE Manufacturing Technology to the applicable Regulatory Authority.

6.5

Sutro Support in Regulatory Matters. Subject to written agreement on the scope and Merck’s reimbursement of costs and expenses Sutro shall make its Representatives that are knowledgeable regarding the Sutro Technology, the Sutro Platform Technology, the CFE Manufacturing Technology or the Product available to Merck for regulatory explanations, advice and on-site support, that may reasonably be required by Merck relating to regulatory matters (including preparation and filing for any INDs and MAAs and obtaining and maintaining Marketing Authorizations) (the “Regulatory Support”). [*], Sutro will transfer all documentation as is necessary or reasonably useful to obtain and / or maintain Regulatory Approval for any Product to Merck.

6.6	Recalls. Merck shall have the sole right to determine whether and how to implement a recall or other market withdrawal of the Product.

ARTICLE 7

FINANCIAL PROVISIONS

7.1

Initial Fee and Research Fees. In partial consideration of Sutro’s grant of the rights and licenses to Merck hereunder, Merck shall pay, or cause to be paid, to Sutro a fee of ten million Dollars (USD 10,000,000), [*] following the Effective Date and after receipt of the corresponding invoice from Sutro. Payment of the initial fee shall be subject to any withholding tax obligations set forth in Section 7.12(a).

29	*Confidential Treatment Requested.

Merck will provide research funding to Sutro to engage in the agreed Projects under this Agreement according to the Project Budget set forth in the Project Plans at the FTE Rate, payable based upon actual work performed as demonstrated by written records quarterly, in arrears. Within thirty (30) days of the end of each Calendar Quarter in which Sutro is engaged in Sutro Development Activities of any Project, Sutro shall submit an invoice to Merck (addressed to Merck’s Project Leader) for the actual Sutro FTE Expenses it incurred during such Calendar Quarter in connection with such Sutro Development Activities, together with a written report setting forth in reasonable detail such Sutro FTE Expenses, on the basis of the defined FTE Rate and Project Budget using the format attached hereto as Exhibit B. Following receipt of such written report and invoice, Merck shall, subject to all of the provisions of this Section 7.1, within thirty (30) days after receipt of such written report and invoice, and after approval by Merck (not to be unreasonably withheld or delayed) reimburse Sutro for those costs and expenses. Any increase in Sutro FTE Expenses compared to the Project Budget will not be accepted by Merck without prior written consent as described in Section 3.3(f). Notwithstanding anything express or implied in the foregoing provisions of this Section or elsewhere in this Agreement to the contrary, Merck shall have no obligation to reimburse Sutro in respect of any expenses pursuant to this Section 7.1, and Sutro shall have no obligation to conduct any Sutro Development Activities, until after such time the JPT has approved in writing: (i) a detailed description of Sutro Development Activities, (ii) the associated timelines in connection with such Sutro Development Activities and (iii) the applicable Project Budget.

7.2

Milestone Payments. As further partial consideration for Sutro’s grant of the rights and licenses to Merck hereunder, Merck shall pay, or cause to be paid, to Sutro the following non-refundable milestone payments with respect to each Product to achieve the milestone events described below, whether such achievement is by Merck or its Affiliate or Sublicensee. Merck shall promptly notify Sutro in writing of the achievement of any such milestone event and Sutro shall issue Merck an invoice for the amount of the corresponding milestone payment, which invoice Merck shall pay within sixty (60) days following receipt of such invoice.

Milestone event for each Product	Amount in USD

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

For the avoidance of doubt, the total maximum milestones payable under this Section 7.2 for each Product shall not exceed fifty-two million and five hundred thousand USD (USD 52,500,000).

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With respect to each milestone, the milestone payments to be made under this Agreement shall be due and payable only once per Product.

7.3	Royalty Payments for Product.

(a) Royalty Rate. As further consideration for Sutro’s grant of the rights and licenses to Merck hereunder, Merck shall, during each applicable Royalty Term, pay to Sutro a royalty on worldwide aggregate annual Net Sales of Product for each Calendar Year, on a Product-by-Product and Country-by-Country basis at the percentage rates set forth below (subject to Sections 7.3(c), and 7.5 below), whereby it is understood that a higher royalty rate shall only be payable for that portion of Net Sales that exceeds the threshold of sales that determines such higher royalty rate:

Annual Worldwide Net Sales of Product per Calendar Year (in USD)	Incremental Royalty Rate

For Net Sales of Product from USD 0 up to and including USD $[*]	[*]%

For that portion of Net Sales of Product that is greater than USD $[*] and less than or equal to USD [*]	[*]%

For that portion of Net Sales of Product that is greater than USD $[*]	[*]%

By way of illustration, assume in a Calendar Year, during the Royalty Term, that (i) aggregate annual Net Sales of a Product total USD $1,500,000,000 and (ii) no adjustments or deductions to payments under Section 7.5 apply. The total royalties due and payable by Merck to Sutro for such Net Sales would be [*] USD (USD $[*]), calculated as follows:

USD $[*] x [*]% = USD $[*]

USD $[*] x [*]% = USD $[*]

USD $[*] x [*]% = USD $[*]

Total Royalty = USD $[*]

(b) Net Sales Subject to Royalty Payments. For purposes of determining whether a royalty threshold has been attained, only Net Sales that are subject to a royalty payment shall be included in the total amount of Net Sales and any Net Sales that are not subject to a royalty payment shall be excluded. In addition, in no event shall the manufacture of a Product give rise to a royalty obligation (provided that the final sale of Product shall result in the royalty). For clarity, Merck’s obligation to pay royalties to Sutro under this Article 7 is imposed only once with respect to the same unit of Product regardless of the number of Sutro Patents pertaining thereto.

(c) Royalty Payment Calculation. In the event certain Net Sales are subject to the royalty reductions set forth in Section 7.5, Merck shall calculate the royalty rates as follows: Merck shall allocate the Net Sales during a particular Calendar Quarter to the relevant Net Sales band set forth in Section 7.3 (a), and shall calculate the proportion of Net Sales within such band that are: (i) not subject to any royalty reduction pursuant to Section 7.5 (to which the full royalty rate in Section 7.3 (a) shall apply); and (ii) subject to a royalty reduction pursuant to Section 7.5 (to which the applicable percentage of the royalty rate in Section 7.3(a) shall apply). Notwithstanding the terms of Section 7.5, the maximum reductions taken in the aggregate under Section 7.5 shall not reduce the effective royalty rate applicable to Net Sales by more than [*] percent ([*]%) of the rate set

31	*Confidential Treatment Requested.

forth in Section 7.3(a). By way of example, pursuant to Section 7.3(a), the royalty rate without reductions for the first $[*] in Net Sales is [*]%, then, if, pursuant to Section 7.5 the effective royalty rate after all reductions would be lower than [*]%, then the effective royalty rate shall be set at [*]%.

7.4

Additional Royalties. Merck shall pay to Sutro the following additional [*] royalty payments (the “Additional Royalties”): (i) an additional royalty of [*]% on aggregate annual worldwide Net Sales of Product generated by Merck in the [*] full Calendar Year following the First Major Commercial Sale (as defined below); (ii) an additional royalty of [*]% on aggregate annual worldwide Net Sales of Product generated by Merck in the [*] full Calendar Year following the First Major Commercial Sale; and (iii) an additional royalty of [*]% on aggregate annual worldwide Net Sales of Product generated by Merck in the [*] full Calendar Year following the First Major Commercial Sale. [*]. As used herein, the “First Major Commercial Sale” means the First Commercial Sale in any of the Major Market Countries.

7.5	Reductions, Deductions and Reimbursements.

(a) Know-How Royalty. If, during the Royalty Term, (i) in a Major Market Country, a Competing Product is being Commercialized, and the Product is (a) [*], or (b) [*], Merck may reduce the royalties that would otherwise be due pursuant to Section 7.3 based on Net Sales in such Major Market Country by [*] percent ([*]%); provided however, that such royalties shall only be reduced until [*], Merck may reduce the royalties that would otherwise be due pursuant to Section 7.3 based on Net Sales in such country by [*] percent ([*]%); provided however, that such royalties shall only be reduced until the earlier of [*].

(b) Third Party License Agreements by Merck. Subject to the terms and conditions of this Agreement, if Merck or any of its Affiliates or Sublicensees enter into a Third Party License Agreement(s) in as far as such Third Party License Agreement is required by the use of the Sutro Technology, Sutro Platform Technology or CFE Manufacturing Technology with respect to a Product, Merck will be entitled to [*].

(c) Stanford In-License. Except as foreseen in this Section 7.5(c), Sutro shall be responsible for the timely payment of any amounts due under the Stanford In-License, and in the event that Sutro shall fail to make any payment when due under the Stanford In-License, Merck shall have the right but not the obligation to make such payment on behalf of Sutro. [*].

(d) Third Party Agreements by Sutro. To the extent Merck agrees to use any Third Party Technology in-licensed by Sutro in connection with the Development or Commercialization of a Product, Merck shall be responsible for paying royalties or other amounts due to the applicable Third Party in consideration for the use of such Third Party Technology (other than the Stanford In-License and the Scripps In-License) and complying with any obligations on a sublicensee under such agreements.

7.6

Timing of Payment. Royalties payable under Section 7.3(a) shall be payable on actual Net Sales and shall accrue at the time the invoice for the sale of Product is delivered. Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [*] days after the end of each Calendar Quarter during which the royalty obligation accrued. Royalties payable under Section 7.4 shall be paid within [*] days after the end of Calendar Year during which the royalty obligation accrued.

32	*Confidential Treatment Requested.

7.7	Mode of Payment and Currency; Invoices.

(a) Currency and invoices. All payments to Sutro hereunder shall be made by deposit of USD in the requisite amount to such bank account as Sutro may from time to time designate by written notice to Merck. With respect to sales not denominated in USD, Merck shall convert applicable sales in foreign currency into USD by using the then current and reasonable standard exchange rate methodology applied to its external reporting. Based on the resulting sales in USD, the then applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance. Subject to 7.12, the invoice issued by Sutro will be compliant with the German VAT regulations (reverse-charge-mechanism under the German VAT code).

(b) Invoices. Sutro shall address its invoices to:

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt

Germany

Attn: Merck Project Leader

With a copy to:

Merck KGaA

Frankfurter Strasse 250

64279 Darmstadt

Att: R&D Controlling

7.8

Royalty Reports and Records Retention. Within [*] days after the end of each Calendar Quarter during which Product has been sold, Merck shall deliver to Sutro, together with the applicable royalty payment due for such Calendar Quarter, a written report, on a Product-by-Product and a country-by-country basis, that includes the Net Sales by country, the applicable royalty rate, the royalties payable in USD, the applicable exchange rate for such Calendar Quarter. Such report shall be deemed Confidential Information of Merck subject to the obligations of Article 9 of this Agreement. For two (2) years after each sale of Product occurs, Merck shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

7.9

Legal Restrictions. If at any time legal restrictions prevent the remittance by Merck of all or any part of royalties due on Net Sales in any country, Merck shall notify Sutro promptly in writing and Merck shall have the right and option to make such payment by depositing the amount thereof in local currency to an account in the name of Sutro in a bank or other depository selected by Sutro in such country.

7.10

Late Payments. All payments under this Agreement shall earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the maximum rate permissible under Law and (b) [*] percent ([*]%) above the monthly Reuters 01 EURIBOR, measured at 2 p.m. Frankfurt/Germany time on the date payment is due. Interest will be calculated on a [*] basis. An example of the interest rate calculation follows, assuming that the Reuters interest rate is [*]% and a payment of USD $[*] is [*] overdue:

33	*Confidential Treatment Requested.

Step 1: applicable annual interest rate on a [*] basis = [*]% + [*]% = [*]%

Step 2: applicable interest rate for the period of delay = [*] x [*]% = [*]%

Step 3: total interest due = $[*] x [*]% = $[*] USD

7.11	Audits.

(a) Audits Generally. During the Royalty Term and for one (1) Calendar Year thereafter, and not more than once in each Calendar Year, Merck shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Sutro, and reasonably acceptable to Merck or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Merck and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and payments under this Article 7. Such review may cover the records for sales made in any Calendar Year ending not more than two (2) years prior to the date of such request. The accounting firm shall disclose to Sutro and Merck only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Sutro.

(b) Audit-Based Reconciliation. If such accounting firm concludes that additional royalties were owed during such period, and Merck agrees with such calculation, Merck shall pay the additional undisputed royalties within thirty (30) days after the date Sutro delivers to Merck such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, if no payment is expected within that year at Merck’s request, shall be promptly reimbursed to Merck. If Merck disagrees with such calculation, it may retain its own independent certified public accounting firm of recognized standing and reasonably acceptable to Sutro, to conduct a review, and if such firm concurs with the other accounting firm, Merck shall make the required payment within thirty (30) days after the date Merck receives the report of its accounting firm. If Merck’s accounting firm does not concur, Merck and Sutro shall meet and negotiate in good faith a resolution of the discrepancies between the two firms. Sutro shall pay for the cost of any audit, unless Merck has underpaid Sutro by [*] percent ([*]%) or more for the audited period, in which case Merck shall pay for the costs of audit.

(c) Audit of Cost of Goods. Sutro shall keep or cause to be kept accurate records in sufficient detail to enable the Cost of Goods for Product or CFE, as the case may be, supplied to Merck hereunder to be determined. Sutro, upon the written request (including reasonable notice) and at the expense of Merck, and in any event not more frequently than once in any Calendar Year, shall permit an independent public accountant of national prominence selected by Merck, and approved by Sutro (with approval not unreasonably to be withheld), to have access during normal business hours to those records as may be reasonably necessary to verify the accuracy of the Cost of Goods of the Product or the CFE, as the case may be, supplied to Merck hereunder for any Calendar Year ending not more than two (2) years prior to the date of the aforementioned written request. If such accountant reasonably determines that the Cost of Goods have been overstated or understated, then one Party shall make a payment to the other Party as necessary to correct the amount of the payments made for Product or CFE, as the case may be, supplied hereunder, which payment shall be based on the difference between the actual and the misstated Cost of Goods. In addition, if such accountant reasonably determines that the Cost of Goods have been overstated for the audited period by more than [*] percent ([*]%), then Sutro shall pay the reasonable costs of such audit.

34	*Confidential Treatment Requested.

(d) Audit Confidentiality. Each Party shall treat all information that it receives under this Section 7.11 in accordance with the confidentiality provisions of Article 9 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement. The terms of this Section 7.11 shall apply mutatis mutandis with respect to Merck’s right to audit Sutro’s records related to those Out-of-Pocket Expenses for which Sutro seeks reimbursement hereunder.

7.12	Taxes.

(a) Withholding Tax. Sutro shall be responsible for the payment of any and all Taxes levied on account of the royalties and other payments paid to Sutro by Merck or its Affiliates or Sublicensees under this Agreement. If Law requires that Taxes be deducted and withheld from royalties or other payments paid under this Agreement, Merck shall (i) deduct those Taxes and interests and penalties assessed thereon from the payment or from any other payment owed by Merck hereunder; (ii) pay the Taxes to the proper Governmental Body; (iii) send evidence of the obligation together with proof of Tax payment to Sutro within one hundred (100) days following such payment; (iv) remit the net amount, after deductions or withholding made under this Section 7.12(a); and (v) cooperate with Sutro in any way reasonably requested by Sutro, to obtain available reductions, credits or refunds of such Taxes; provided, however, that Sutro shall reimburse Merck for Merck’s Out-of-Pocket Expenses incurred in providing such assistance. Assuming that Sutro is the beneficial owner of the Sutro Technology and the Sutro Platform Technology, the cooperation referred to in subclause (v) of the foregoing sentence shall include Sutro providing Merck with a written confirmation from the competent tax authority on the German tax application form that Sutro has its residence in the United States which would allow the Parties to benefit from the reduced withholding Tax rate set forth in the Double Taxation Convention existing between Germany and the United States.

(b) Value Added Tax or any other indirect taxes. For VAT purposes invoiced amounts are net amounts. In case the transactions under this Agreement are subject to VAT (or similar GST or sales Taxes) within the United States, VAT shall be added to the net amounts and be paid by Merck to Sutro. Sutro shall remit such VAT to the proper Tax authorities and shall cooperate with Merck in any way reasonably requested by Merck, to obtain available reductions, credits or refunds of any VAT amount attributable to the transactions under this Agreement unless otherwise stated by local law. Merck is entitled to receive a proper invoice where any VAT amount is shown separately, if applicable.

ARTICLE 8

INVENTIONS AND PATENTS

8.1

Disclosure of Inventions. Merck will promptly disclose to Sutro if it invents, conceives, develops or reduces to practice any Joint Technology, or Sutro Platform Technology. Sutro will promptly disclose to Merck if it invents, conceives, develops or reduces to practice any Joint Technology or Product Technology.

8.2

Further Assurances. Sutro shall require all of its employees, and use its best efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Sutro, and, as the case may be, to Merck, any rights, title and interest in and to Patent Rights and Know-How, without additional compensation, as is necessary to fully affect the sole and joint ownership of Sutro Technology, Sutro Platform Technology, Product Technology and Joint Technology. Merck shall require all of its employees, and use its best efforts to require its contractors and agents, and any Affiliates, Sublicensees and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Merck, and, as the case may be, to Sutro, any rights, title and interest in and to Patent Rights and Know-How, without additional compensation, as is necessary to fully effect the sole and joint ownership of Sutro Technology, Sutro Platform Technology, Product Technology and Joint Technology.

8.3	Ownership of Intellectual Property

(a)

Sutro Rights. The Parties acknowledge and agree that Sutro is and will be the sole and exclusive owner of all right, title and interest in and to any Sutro Technology; any Sutro Platform Technology and any CFE Manufacturing Technology.

(b)	Merck Rights. The Parties acknowledge and agree that Merck is and will be the sole and exclusive owner of all right, title and interest in and to any Merck Technology and Product Technology.

(c)

Joint Technology. The Parties acknowledge and agree that the Parties will each own an equal, undivided interest in Joint Technology. Each Party will have the right to Exploit the Joint Technology without a duty of seeking consent of or accounting to the other Party; provided, that except as provided in Section 8.3(e) below, neither Party will have the right to disclose (except as provided in Article 9) or license (except as may be permitted under Article 4) any Joint Technology without the prior written consent of the other Party.

(d)

Ownership of Linkers and Payloads. Ownership of Linkers, Payloads, or Linker-Payload combinations first developed under this Agreement, and all intellectual property rights therein, that belong neither to the Sutro Platform Technology nor to the Product Technology shall be determined according to the law of inventorship of the United States. If one of Linker or Payload used belongs to the Product Technology and the remaining moiety belongs to the Sutro Platform Technology any resulting Linker-Payload combination developed under this Agreement and all intellectual property rights therein shall be jointly owned between the Parties and belong to Joint Technology.

(e)

Rights for Replaced Targets. Each Party shall have the right to use, disclose and license its interest in any Joint Technology arising from any of the Named Targets or Accepted Targets that were replaced pursuant to Section 2.4. Merck hereby grants to Sutro a worldwide, royalty-free, non-exclusive license (with right to sublicense) to practice the Product Technology invented, conceived or developed under this Agreement from any of the Named Targets or Accepted Targets that were replaced pursuant to Section 2.4; provided that the foregoing license will not include rights to any Merck Antibody, Merck Payload or Merck Linker, or any improvements to, or molecules comprising any of the foregoing.

8.4	Patent Prosecution and Maintenance.

(a) Sutro Patents. Sutro shall have the first right, but not the obligation, to file, prosecute and maintain Sutro Patents in Sutro’s name. Sutro shall bear all costs and expenses of filing, prosecuting and maintaining Sutro Patents. Sutro shall keep Merck informed of the status of the filing and prosecution of Sutro Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and will take into consideration the advice and recommendations of Merck. At Sutro’s request, Merck will provide Sutro with reasonable assistance, at Sutro’s sole expense, in prosecuting Sutro Patents to the extent possible, including providing such data in Merck’s Control that is, in Merck’s reasonable judgment, helpful to support the prosecution of a Sutro Patent.

(b) Election Not to file and Prosecute Sutro Patents. If Sutro elects not to file or to continue to prosecute or maintain a Sutro Patent in Sutro’s name in any country worldwide, then it shall notify Merck in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such Sutro Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Sutro Patent in such country or possession. In such case, Merck shall have the right at Merck’s sole expense to pursue the filing or support the continued prosecution or maintenance of such Sutro Patent.

(c) Patent Term Extension for Sutro Patents. Sutro shall have the first right, but not the obligation, in Sutro’s name, to obtain patent term extensions wherever available for Sutro Patents. Merck shall provide Sutro, at Sutro’s sole expense, with all relevant information, documentation and assistance in this respect as may reasonably be requested by Sutro. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Sutro Patents may be obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Merck shall have the right to make such elections, and Sutro shall abide by all such elections.

(d) Joint Patents. [*], to file, prosecute and maintain Joint Patents in both Parties’ names. The Parties shall [*] costs and expenses of filing, prosecuting and maintaining Joint Patents. [*] shall keep [*] informed of the status of the filing and prosecution of Joint Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and will take into consideration the advice and recommendations of [*]. At [*] request, [*] will provide [*] with reasonable assistance, in prosecuting Joint Patents to the extent possible, including providing such data in [*] Control that is, in [*] reasonable judgment, helpful to support the prosecution of a Joint Patent.

(e) Election Not to file and Prosecute Joint Patents. If [*] elects not to file or to continue to prosecute or maintain a Joint Patent in both Parties’ names in any country worldwide, then it shall notify [*] in writing at least [*] days before any deadline applicable to the filing, prosecution or maintenance of such Joint Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Joint Patent in such country or possession. In such case, [*] shall have the right to pursue the filing or support the continued prosecution or maintenance of such Joint Patent at its sole expense.

(f) Patent Term Extension for Joint Patents. [*] shall be responsible, in both Parties’ names, for obtaining patent term extensions wherever available for Joint Patents. [*] shall provide [*], at [*] sole expense, with all relevant information, documentation and assistance in this respect as may reasonably be requested by [*]. Any such assistance, supply of information and consultation

37	*Confidential Treatment Requested.

shall be provided promptly and in a manner that will ensure that all patent term extensions for Joint Patents may be obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, [*] shall have the right to make such elections, and [*] shall abide by all such elections.

8.5

Merck Patents and Product Patents. Merck shall have the sole right, but not the obligation, to file, prosecute and maintain the Merck Patents and the Product Patents. Merck shall bear all costs and expenses of filing, prosecuting and maintaining Merck Patents and Product Patents, and Sutro shall have no particular rights with respect thereto.

8.6	Cooperation.

(a) The Parties will at all times fully cooperate with each other in order to reasonably implement the provisions of this Article 8. Such cooperation may include each Party’s execution of necessary legal documents, coordinating filing or prosecution of applications to avoid potential issues during prosecution (including novelty, enablement, estoppel and double patenting and execution of amendments), and the assistance of each Party’s relevant personnel. The Parties will use reasonable efforts to avoid creating potential issues in prosecution of the patent applications covering or claiming Sutro Patents, Sutro Platform Patents, Merck Patents, or Product Patents via the JIPC.

(b) Notwithstanding anything to the contrary in this Agreement, it is agreed between the parties that Merck shall have the right to make any filing in a country with respect to a Product Patent beyond the date that is four weeks prior to IND filing or application for Regulatory Approval.

8.7

Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article 8, neither Party will have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Article 8 without the prior written consent of the other Party. With respect to any such permitted election, the Parties will coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).

8.8	Enforcement of Patents.

(a) Notice. In the event either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party with respect to any CFE Manufacturing Technology, Sutro Technology, Sutro Platform Technology, Merck Technology, Product Technology or Joint Technology occurred or is about to occur (the “Infringement”), or if a Third Party claims that any Sutro Patent, Sutro Platform Patent, Merck Patent, Product Patent or Joint Patent is invalid or unenforceable, all of the above directly related to the subject matter of this Agreement, the Party possessing such Knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known to such Party.

(b) Right to Bring an Action.

(i) Sutro Patents, Sutro Platform Patents. Sutro shall have the first right, but not the obligation, to attempt to resolve any Infringement or claim, including by filing an Infringement suit, defending against such claim or taking other similar action (each, an “Action”), with respect to a Sutro Patent or Sutro Platform Patents. If a proposed compromise or settlement of an Infringement or claim would adversely affect Merck’s rights under this Agreement, then Sutro shall

38	*Confidential Treatment Requested.

compromise or settle any such Infringement or claim only after obtaining Merck’s written consent to settle any such Infringement or claim, which consent shall not unreasonably be withheld. In case Sutro decides not to attempt to resolve any such Infringement or claim that relates to a Competing Product that is directed against a Named Target or Accepted Target, including by filing an Infringement suit, defending against such claim or taking other similar action, Merck shall have the right, but not the obligation to take any action Merck deems appropriate to abandon such Infringement or claim, including by filing an Infringement suit, defending against such claim or taking other similar action in Sutro’s name and at Merck’s sole expense. In such case, at Merck’s request, Sutro shall immediately provide Merck with all relevant documentation (as may be requested by Merck) evidencing that Merck is validly empowered by Sutro to take such an Action. Sutro is obligated to join Merck in such Action if Merck determines that it is necessary to demonstrate “standing to sue”. If Merck does not intend to prosecute or defend an Action, Merck shall promptly inform Sutro.

(ii) Joint Patents. [*] shall have the first right, but not the obligation, to attempt to resolve any Action with respect to a Joint Patent. [*] shall compromise or settle any such Infringement or claim only after obtaining [*] written consent to settle any such Infringement or claim, which consent shall not unreasonably be withheld. In case [*] decides not to attempt to resolve any such Infringement or claim, including by filing an Infringement suit, defending against such claim or taking other similar action, [*] shall have the right, but not the obligation to take any action [*] deems appropriate to abandon such Infringement or claim, including by filing an Infringement suit, defending against such claim or taking other similar action in [*] name and at [*] sole expense. In such case, at [*] request, [*] shall immediately provide [*] with all relevant documentation (as may be requested by [*]) evidencing that [*] is validly empowered by [*] to take such an Action. [*] is obligated to join [*] in such Action if [*] determines that it is necessary to demonstrate “standing to sue”. If [*] does not intend to prosecute or defend an Action, [*] shall promptly inform [*].

(iii) Merck Patents, Product Patents. Merck shall have the sole right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce Merck Patents or Product Patents, or otherwise to abate the Infringement thereof, to take (or refrain from taking) appropriate action to enforce the Merck Patents and Product Patents, to control any litigation or other Action and to enter into, or permit, the settlement of any such litigation or other Action with respect to the Merck Patents and Product Patents. Sutro will fully cooperate with Merck, at Merck’s expense, in any such Action to enforce the Merck Patents and Product Patents, including being joined as a party to such Action if necessary.

(c) Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article 11, the Party taking an Action under Section 8.8 (b) shall pay all costs associated with such Action, other than (subject to Section 8.8(e)) the expenses of the other Party if the other Party elects to join such Action (as provided in the last sentence of this paragraph). Each Party shall have the right to join an Action relating to a Sutro Patent, Sutro Platform Patent or a Joint Patent, at its own expense.

(d) Settlement. Neither Party shall settle or otherwise compromise any Action by admitting that any Sutro Patent (as such relates to a Product) or a Sutro Platform Patent or Joint Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Sutro, Sutro may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect Merck’s rights or benefits hereunder, without Merck’s prior written consent.

39	*Confidential Treatment Requested.

(e) Reasonable Assistance. The Party not enforcing or defending Sutro Patents, Product Patents, Sutro Platform Patents or Joint Patents, as applicable, shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any reasonable Out-of-Pocket Expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(f) Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to Section 8.8(b), whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Party taking such Action for any costs incurred; (ii) to reimburse the Party not taking such Action for its costs incurred in such Action, if it joins such Action; and (iii) the remaining amount of such recovery shall be allocated as follows: (A) if Sutro was the Party taking the Action, then [*] of the remainder will be payable to Merck and Sutro will retain [*], and (B) if Merck was the Party taking the Action, then the remainder will be allocated to Merck and deemed to be Net Sales for the Calendar Quarter in which the amount is paid and Merck shall pay to Sutro a royalty on such remaining amount based on the royalty rates set forth in Section 7.3(a).

8.9	Third Party Actions Claiming Infringement.

(a) Notice. If a Party becomes aware of any Third Party Action, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

(b) Right to Defend. Merck shall have the first right, at its sole expense, but not the obligation, to defend a Third Party Action described in Section 8.9(a) and to compromise or settle such Third Party Action. If Merck declines or fails to assert its intention to defend such Third Party Action within sixty (60) days after sending (in the event that Merck is the notifying Party) or receipt (in the event that Sutro is the notifying Party) of notice under Section 8.9(a), then Sutro shall have the right to defend such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

(c) Consultation. The Party defending a Third Party Action pursuant to Section 8.9(b) shall be the “Controlling Party.” The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to be represented by independent counsel of its own choice at its own expense.

(d) Appeal. In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is available, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal Party of the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e) Costs of an Action. The Controlling Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of this paragraph). Each Party shall have the right to join a Third Party Action defended by the other Party, at its own expense.

40	*Confidential Treatment Requested.

(f) No Settlement Without Consent. Neither Party shall settle or otherwise compromise any Third Party Action by admitting that any Sutro Parent, Sutro Platform Patents, Merck Patent, Product Patent or Joint Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Sutro, Sutro may not settle or otherwise compromise a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect Merck’s rights and benefits hereunder, without Merck’s prior written consent.

ARTICLE 9

CONFIDENTIALITY

9.1

Confidentiality Obligations. Each Party agrees that, for the Term and for [*] ([*]) years thereafter, such Party shall, and shall ensure that its Representatives hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless such information:

(i) is or becomes generally available to the public other than as a result of disclosure by the recipient;

(ii) is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

(iii) is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

(iv) is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The recipient shall be responsible for any disclosure or use of the Confidential Information by such Representatives. The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (a) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (b) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (c) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

9.2

Use. Each Party shall not use the Confidential Information of the other Party for any purpose other than for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:

(i) filing or prosecuting patent applications, subject to the terms of Section 8.2 and subject to the approval of the JIPC;

41	*Confidential Treatment Requested.

(ii) prosecuting or defending litigation;

(iii) conducting pre-clinical studies or clinical trials pursuant to this Agreement;

(iv) seeking or maintaining Regulatory Approval of the Product;

(v) complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded; or

(vi) Merck may, in furtherance of its rights under this Agreement, disclose Confidential Information of Sutro to any Third Party, provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein.

In making any disclosures set forth in clauses (i) through (vi) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

9.3

Required Disclosure. The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

9.4

Publications. Sutro shall not publish any information relating to the Product without the prior written consent of Merck (which consent may be withheld or given in Merck’s sole discretion), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Sutro or otherwise not in violation of this Agreement. Merck shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Sutro. Sutro shall submit to Merck for Merck’s written approval (which approval be granted or denied in Merck’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly or indirectly to the Product for review and approval at least ninety (90) days prior to submission for the proposed date of publication or presentation.

9.5	Press Releases and Disclosure.

(a) Initial Press Release. The proposed public announcements by Sutro and by Merck of the execution of this Agreement is set forth on Schedule 9.5(a) hereto.

(b) Subsequent Public Disclosures by Sutro. Sutro may not make any subsequent press release or public announcements regarding this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Products, without the prior written consent of Merck. In the event that Sutro believes it is required to issue a press release or make another public announcement to comply with Law as a publicly-traded company and Merck does not believe such public announcement is so required, Sutro may only issue such press release if (i) it obtains an opinion of legal counsel, from a reputable law firm approved by Merck, that it is required to make such disclosure to comply with Law and (ii) after receiving such opinion, provides the text of such planned disclosure to Merck no less than seven (7) days prior to disclosure, and has incorporated all reasonable comments of Merck regarding such disclosure. Notwithstanding anything to the contrary, either Party may disclose this Agreement to existing or potential acquirers or merger candidates; existing or potential collaborators or sublicensees (to the extent contemplated hereunder); attorneys; consultants; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; each of whom prior to disclosure must be bound by obligations of non-use and non-disclosure substantially similar to those set forth herein and further provided, that such disclosures will be limited to the terms of this Agreement and presented in a manner that does not divulge or otherwise make available any of the following if not already publicly known: (a) the identity of any Target, (b) the identity of any Product, (c) details of any Project Plan, or (d) details of any Results.

(c) Public Disclosures by Merck. Merck shall have the right to make such press releases as it chooses, in its sole discretion, without the approval of Sutro regarding Merck’s activities under this Agreement solely with respect to a Product and only following Merck’s payment of the first milestone as set forth in Section 7.2 with respect to such Product.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b) such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a Party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and

(d) such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

10.2	Additional Representations and Warranties of Sutro. Sutro represents and warrants to Merck that, as of the Effective Date:

(a) no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by Sutro or the consummation by Sutro of the transactions contemplated hereby;

(b) to Sutro’s Knowledge, no claims have been asserted or threatened by any Person, nor are there any valid grounds for any claim of any such kind (a) challenging the validity, effectiveness, or ownership of Sutro Technology, Sutro Platform Technology, Stanford Technology or CFE Manufacturing Technology, and/or (b) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Sutro Technology, Sutro Platform Technology, Stanford Technology or CFE Manufacturing Technology infringes or will infringe on any intellectual property right of any Person.

(c) to the Knowledge of Sutro, there is no unauthorized use, infringement or misappropriation of any of Sutro Technology, Sutro Platform Technology, CFE Technology or Stanford Technology by any employee or former employee of Sutro, or any other Third Party;

(d) to the Knowledge of Sutro, the Sutro Patents, the Sutro Platform Patents, CFE Manufacturing Patents or Stanford Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

(e) the Sutro Patents, the Sutro Platform Patents, the CFE Manufacturing Patents and the Stanford Patents constitute all Patent Rights owned or Controlled by Sutro as of the Effective Date that are directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of the Product;

(f) the Sutro Know-How, the Sutro Platform Know-How, the CFE Know-How and the Stanford Know-How constitutes all Know-How owned or Controlled by Sutro as of the Effective Date that is directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of the Product;

(g) Sutro has not developed, subcontracted or licensed to a Third Party the right to develop a Competing Product with respect to the Named Targets;

(h) to the Knowledge of Sutro, no Third Party has filed, pursued or maintained or threatened in writing to file, pursue or maintain any claim, lawsuit, charge, complaint or other action alleging that any Sutro Patent, Sutro Platform Patent, CFE Patent or Stanford Patent is invalid or unenforceable;

(i) it has the full right to provide the Sutro Materials to Merck and to transfer to Merck all right, title and interest in and to the Sutro Material to be provided to Merck pursuant to this Agreement, and to Sutro’s Knowledge, neither Merck’s use of the Sutro Material as contemplated by this Agreement, nor such transfer, will infringe the intellectual property rights of any Third Party;

(j) all Representatives of Sutro who have performed any activities on its behalf in connection with research regarding ADCs developed under this Agreement or Product have assigned to Sutro the whole of their rights in any intellectual property made, discovered or developed by them as a result of such research, and no Third Party has any rights to any such intellectual property;

(k) Sutro has all right, title and interest in and to the Sutro Technology, the Sutro Platform Technology and Sutro’s interest in the CFE Manufacturing Technology; and Sutro Technology, the Sutro Platform Technology and Sutro’s interest in the CFE Manufacturing Technology is free and clear of any liens, charges, encumbrances or rights of others to possession or use;

(l) Sutro has the right, power and authority to grant to Merck the rights granted to Merck hereunder with respect to the Stanford In-License. In particular, the grant of such sublicense requires no consent, waiver or other action by any party to the Stanford In-License and the rights and obligations of Merck set forth in this Agreement do not contravene nor are they inconsistent with or in conflict with the terms of the Stanford In-License;

(m) The Stanford In-License constitutes the only agreement with a Third Party pursuant to which Sutro has in-licensed, or otherwise obtained rights, with respect to the ADCs and Product. Sutro has provided to Merck an accurate, true and complete copy of the Stanford In-License, as amended to date and the Stanford In-License is in full force and effect and Sutro is not in breach or default in the performance of its obligations under the Stanford In-License. Sutro has not received any notice from Stanford of any breach, default or non-compliance of Sutro under the terms of any of the Stanford In-License. There have been no amendments or other modification to the Stanford In-License, except as have been disclosed to Merck in writing;

(n) to the Knowledge of Sutro, all tangible information and data provided by or on behalf of Sutro to Merck on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Sutro has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be misleading in any material respect;

(o) Sutro (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the ADCs or Product;

10.3	Sutro Covenants. Sutro covenants to Merck that:

(a) Sutro shall fulfill all of its obligations, including but not limited to its payment obligations, under the Stanford In-License or any Third Party License Agreement; and

(b) Sutro shall not amend or waive, or take any action or omit to taking any action that would alter, any of Sutro’s rights under the Stanford In-License or any Third Party License Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Merck’s rights and benefits under this Agreement. Sutro shall promptly notify Merck of any default under, termination or amendment of, the Stanford In-License, the Scripps In-License or relevant Third Party License Agreement.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1

Indemnification by Merck. Merck shall indemnify, defend and hold Sutro and its Affiliates and each of their respective employees, officers, directors and agents (the “Sutro Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to: (a) Merck’s negligence or willful misconduct; (b) Merck’s performance of its obligations or exercising its rights under this Agreement; or (c) breach by Merck of its representations or warranties set forth in Article 10; provided, however, that Merck’s obligations pursuant to this Section 11.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the Sutro Indemnitees, or (ii) with respect to claims or suits arising out of breach by Sutro of its representations, warranties or covenants set forth in Article 10.

11.2

Indemnification by Sutro. Sutro shall indemnify, defend and hold Merck and its Affiliates and each of their respective agents, employees, officers and directors (“Merck Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits (including Third Party Actions) related to: (a) Sutro’s negligence or willful misconduct; (b) Sutro’s performance of its obligations under this Agreement; or (c) breach by Sutro of its representations, warranties or covenants set forth in Article 10; provided, however, that Sutro’s obligations pursuant to this Section 11.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Merck Indemnitees or (ii) with respect to claims or suits arising out of a breach by Merck of its representations or warranties set forth in Article 10.

11.3

No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR SECTION 11.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 9 OR ANY BREACH BY SUTRO OF ITS EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.10.

11.4

Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 11, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 11 with respect to claims or suits settled or compromised without its prior written consent.

11.5

Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 11.5.

ARTICLE 12

TERM AND TERMINATION

12.1

Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 12, shall continue in full force and effect, on a country-by-country and Product-by-Product basis until the date on which the Royalty Term in such country with respect to such Product expires, at which time this Agreement shall expire in its entirety with respect to such Product in such country and the terms of Section 12.4(c)(i) shall apply.

12.2	Termination of the Agreement by Merck.

(a) Termination for Convenience. At any time during the Term, Merck may, at its convenience, terminate this Agreement in its entirety, or on a Product-by-Product or country-by-country basis, immediately upon ninety (90) days prior written notice to Sutro and [*].

(b) Termination for non-Availability of Additional Targets. If [*] Additional Targets are not Available Merck may terminate this Agreement with immediate effect.

12.3	Termination upon Material Breach.

(a) Material Breach. If a Party materially breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [*] ([*]) days. If such breach is not cured within [*] ([*]) days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party. For clarity, such material obligations may apply to the performance of either: (i) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement; or (ii) a specific Product or Product(s), in which case this provision shall apply only to such affected Product or Product(s).

(b) Material Breach Dispute. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 13 hereof before the affected Party pursues other remedies (including termination). In the event that the Party that has allegedly materially breached this Agreement disputes such breach, and the resulting termination of this Agreement in good faith, then any consequences of termination in Article 12.4 shall only apply from and after such time as such termination has been upheld in a final judgment from which no appeal can be taken, or that is unappealed within the time allowed for appeal or such time as the Party allegedly in material breach is no longer disputing such termination.

47	*Confidential Treatment Requested.

(c) In the event that a Party has the right to terminate this Agreement for uncured material breach by the other Party, then such first Party may elect not to terminate this Agreement and shall have the right to pursue the other rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement and pursue its right to obtain performance of any obligation.

12.4	Effects of Termination.

(a) Survival.

(i) Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive; Articles 1, 9, 11 and 14; and Sections 7.8, 7.11, 7.12, 8.3, and 12.4. In addition upon expiration of this Agreement, the following provisions shall also survive: 5.6, 6.4, 6.5, 6.6.

(ii) Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, except for the termination events addressed in Section 12.4 (a) (iv) termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(iii) If either Party terminates the Agreement under Section 12.3, such Party shall be entitled, in its sole discretion, to seek and recover all recoveries available to it under this Agreement and applicable Laws as a result of the breaches giving rise to the termination by the other Party pursuant to Section 12.3.

(iv) If Sutro Knowingly breached the exclusivity set forth in Section 2.10 and as a result of such breach a Competing Product directed against the same Named Target or Accepted Target is to be marketed in any country of the Territory, then Merck may elect not to terminate this Agreement and, instead, during the period commencing at the end of a cure period of [*] ([*]) days following a notice from Merck under Section 12.3(a) and continuing until the end of the last Royalty Term in such country of the Territory in which such Competing Product is marketed, reduce the royalty payments under Section 7.3 for the applicable Product by [*] percent ([*]%), until such Competing Product is withdrawn from the market in such country. For clarity, the royalty floor set forth in Section 7.3(c) shall in such case not apply. If Merck elects the reduction of payments set forth in this Section 12.4(a)(iv) then this shall be Merck’s sole and exclusive remedy for such breach of exclusivity.

(b) Exclusivity. Upon any termination of this Agreement with respect to a Product, or the Agreement in its entirety, the exclusivity under Section 2.10 shall no longer apply with respect to the underlying Named Target or Accepted Target.

(c) Licenses.

(i) As of the effective date of expiration of the Royalty Term with respect to a given Product and country, the license from Sutro to Merck under Section 4.1 and the license from Sutro to Merck under Section 4.2, shall convert to a fully paid, royalty free, irrevocable, perpetual, non-

48	*Confidential Treatment Requested.

exclusive, and sublicensable license under the Sutro Technology, Sutro Platform Technology, the CFE Manufacturing Technology and Sutro’s interest in Joint Technology to research, develop, manufacture, have manufactured, use and Commercialize such Product in the Field in such country.

(ii) Upon termination of this Agreement by Merck pursuant to Section 12.2 or Section 12.3(a) or by Sutro pursuant to Section 12.3(a) all licenses granted to Merck under Section 4.1 shall terminate for such Products and countries affected from the termination. Immediately following Merck’s notification of termination to Sutro pursuant to Sections 12.2 or 12.3(a), the diligence obligations in Section 5.9 shall no longer apply and Merck shall have the right to wind-down all then on-going Development, manufacturing and/or Commercialization activities.

12.5	Bankruptcy or Insolvency.

(a) Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Sutro are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

(b) Continuing Rights. The Parties agree that Merck, as licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of a Sutro Bankruptcy Event, Merck shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Merck’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon Merck’s written request therefor, unless Sutro elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Sutro upon written request therefor by Merck.

(c) Transfer of CFE Manufacturing Technology. In the event of a Sutro Bankruptcy Event, upon Merck’s written request, Sutro shall transfer the Sutro CFE Manufacturing Technology Controlled by Sutro as of the effective date of the Sutro Bankruptcy Event.

12.6

Other Remedies. Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.

ARTICLE 13

DISPUTE RESOLUTION

13.1

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish under this Article 13 procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation within thirty (30) days from the day that one Party had designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 13.2.

13.2

Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute that remains unresolved for a period of thirty (30) days as set forth in Section 13.1 arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers, within fifteen (15) days after referral of such dispute to them. If the Executive Officers cannot resolve such dispute within fifteen (15) days after referral of such dispute to them, then, at any time after such fifteen (15) day period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

13.3

Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1

Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

14.2	Assignment.

(a) Assignment Generally. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed). [*].

(b) [*].

(c) Continuing Obligations. No assignment under this Section 14.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(d) Void Assignments. Any assignment not in accordance with this Section 14.2 shall be void.

14.3

Performance and Exercise by Affiliates. Merck shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised by any of its Affiliates and the performance of such obligations by any such Affiliate shalt be deemed to be performance by Merck; provided, however, that Merck shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Merck hereunder shall be deemed to be a failure by Merck to perform such obligations. For clarity, the foregoing means that Merck may designate an Affiliate to perform its obligations hereunder or to be the recipient of Sutro’s performance obligations hereunder.

14.4

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

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14.5	Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and according to applicable accounting standards.

14.6

Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

14.7

No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

14.8

Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

14.9	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.10

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of England and Wales, and will be subject to the exclusive jurisdiction of the competent courts of England and Wales.

14.11

Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Merck, addressed to:

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt

Germany

Attn: [*]

Facsimile: +[*]

51	*Confidential Treatment Requested.

In case of legal notices with a copy to:

Merck KGaA

Frankfurter Strasse 250

64293 Darmstadt

Germany

Attn: [*]

Facsimile: +[*]

If to Sutro, addressed to:

Sutro Bipharma Inc.

310 Utah Ave, Suite 150

South San Francisco, CA 94080

USA

Telephone : +[*]

Telecopier : +[*]

14.12	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.

14.13

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.14

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

14.15

No Implied License. No right or license is granted to the other Party hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by a Party or its Affiliates.

14.16

Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS or GAAP, as applicable, as in effect from time to time. Unless the context otherwise requires, countries shall include territories.

14.17

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

52	*Confidential Treatment Requested.

IN WITNESS WHEREOF, duly authorized representations of the parties have executed this Agreement as of the date first above written.

SUTRO BIOPHARMA INC.	MERCK KGAA

Signature: /s/ William J. Newell	Signature: /s/ ppa. SJ Herbert

Printed Name: William J. Newell	Printed Name: ppa. Susan Herbert

Title: CEO	Title: Executive Vice President Global Business Development & Alliance Management

Signature: /s/ Jeremy Bender	Signature: /s/ i.V. Simone Heitz

Printed Name: Jeremy Bender	Printed Name: i.V. Dr. Simone Heitz

Title: Chief Business Officer	Title: Associate General Counsel

[Signature Page to License Agreement]

[*]

*Confidential Treatment Requested.

Exhibit B

Invoice Example

Supplier name and address, contact details etc.

Invoice-No. 12345 Invoice Date: 01.01.2010

Address of the respective Merck Affiliate e.g.

Merck KGaA

[*]

Purchase Order number:	4500XXXXX
Merck Study/Project No.:	[*]
Merck Contact Person:	Dr. Example
VAT-Registration:	XXZZYYZZXX

Currency: EUR

Positions have to be referred to as stated in the Purchase Order, especially the item/position numbers! See example below:

Item/ Position	Quantity	Description of Unit	Unit Price	Net sum
010	3	Months of Project Management (Feb, March, April)	[*]	[*]
020	1	50% of sites initiated	[*]	[*]
0nn
Sum Total				[*]

Separate invoive for direct fees and indirect costs = pass through costs

Item/ Position	Quantity	Description of Unit	Unit Price	Net sum
050	1	Pass through costs e.g. travel expenses	n.a.	[*]
060	1	Pass through costs investigator meeting Paris	n.a.	[*]

Sum Total				[*]

Bank details of the supplier

*Confidential Treatment Requested.

Schedule 1.1

Accepted Targets

#	Target	Definition	OMIM	SwissProt
3
4
5
6

Schedule 1.11

CFE MANUFACTURING PATENTS

PREPARED SEPTEMBER 5, 2014

PATENTS AND PATENT APPLICATIONS LICENSED FROM STANFORD

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-459	US	ISSUED	12/089,596	US 2009-0029414 A1	8,183,010	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459AU	AU	ISSUED	2006308854		2006308854	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459CA	CA	PENDING	2626061			Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459DIV	US	ISSUED	13/468,907		8,492,115	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459EP	EP	PUBLISHED	6844245.8	1943338		Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459IN	IN	PENDING	3144/DELNP/2008			Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459JP	JP	ISSUED	2008-538111	2009-513146	5383197	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459PRV	US	EXPIRED	60/732,437			Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459WO	WO	NAT PHASE	US2006/042583	WO 2007/053655		Cell-Free Synthesis of Membrane Bound Polypeptides

[*]

*Confidential Treatment Requested.

Schedule 1.64

Named Targets

#	Target	Definition	OMIM	SwissProt
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

*Confidential Treatment Requested.

[*]

*Confidential Treatment Requested.

Schedule 1.92

Stanford Patents

Prepared September 5, 2014

PATENTS AND PATENT APPLICATIONS LICENSED FROM STANFORD

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-117	US	ISSUED	09/270,814		6,168,931	Enhanced In Vitro Synthesis of Biological Macromolecules Using a Novel ATP Regeneration System

STAN-117CA	CA	ISSUED	2365668		2,365,668	In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-117CON	S	SSUED	9/948,815	US-2002-0081660-A1	,994,986	In Vitro Synthesis of Polypeptides by Optimizing Amino Acid Metabolism

STAN-117EP	P	UBLISHED	23078			In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-117JP	P	SSUED	000-605770	2002-538832	707237	In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-117JPDIV	P	UBLISHED	010-259783	2011-079845		In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-117WO	O	AT PHASE	S00/07095	WO00/5353		In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-152	US	ISSUED	09/621,339		6,337,191	In Vitro Protein Synthesis Using Glycolytic Intermediates as an Energy Source

STAN-152CA	CA	ABANDONED	2428693			In Vitro Protein Synthesis Using Glycolytic Intermediates as an Energy Source

STAN-152EP	EP	ABANDONED	980413.9			In Vitro Synthesis Using Glycolytic Intermediates as an Energy Source

STAN-152JP	JP	ABANDONED	2002- 543505			In Vitro Synthesis Using Glycolytic Intermediates as an Energy Source

STAN-152PRV	US	EXPIRED	60/145,438			In Vitro Synthesis Using Glucose Or Glycolytic Intermediates as an Energy Source

STAN-152WO	WO	NAT PHASE	US00/31449			In Vitro Synthesis Using Glycolytic Intermediates as an Energy Source

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-205	US	ISSUED	09/948,052	US-2002-0058303-A1	6,548,276	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205AU	AU	ISSUED	2001288931		2001288931	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205CA	CA	ISSUED	2419996		2419996	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205CIP	US	ISSUED	10/404,599	US-2004-0038332-A1	7,041,479	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205EP	EP	ISSUED	1968701.1	1315826	1315826	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205JP	JP	ISSUED	2002-525824	2004-508050	4889185	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205PRV	US	EXPIRED	60/230,381			Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205WO	WO	NAT PHASE	US01/28159	WO 02/20818		Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-273	US	ISSUED	10/643,683	US 2004-0209321 A1	7,338,789	Methods of In Vitro Protein Synthesis

STAN-273AU	AU	ISSUED	2003259912		2003259912	Improved Methods of In Vitro Protein Synthesis

STAN-273CA	CA	ISSUED	2496437		2496437	Improved Methods of In Vitro Protein Synthesis

STAN-273DIV	US	ISSUED	11/971,130	US 2008-0138857 A1	8,357,529	Methods of In Vitro Protein Synthesis

STAN-273EP	EP	ISSUED	3788625.6	1539948	1539948	Improved Methods of In Vitro Protein Synthesis

STAN-273EPDIV	EP	ABANDONED	9009204	2108697		Improved Methods of In Vitro Protein Synthesis

STAN-273JP	JP	ISSUED	2004-529558	2005-536206	5259046	Improved Methods of In Vitro Protein Synthesis

STAN-273JPDIV	JP	ABANDONED	2010-153515	2010-279368		Improved Methods of In Vitro Protein Synthesis

STAN-273PRV	US	EXPIRED	60/404,591			Methods of In Vitro Protein Synthesis

STAN-273WO	WO	NAT PHASE	US03/25888	WO 2004/016778		Improved Methods of In Vitro Protein Synthesis

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-309	US	ISSUED	10/888,145	US-2005-0054032-A1	7,341,852	Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309AU	AU	ISSUED	2004259433		2004259433	Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309EP	EP	ISSUED	4778237	1649025	1649025	Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309JP	JP	ISSUED	2006- 521119	2006-527997	4751829	Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309PRV	US	EXPIRED	60/488,282			Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309WO	WO	NAT PHASE	US2004/022632	WO 2004/022632		Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-337	US	PUBLISHED	10/579,711	US 2007-0154983 A1		Improved Methods of In Vitro Protein Synthesis

STAN-337AU	AU	ISSUED	2004293798		2004293798	Improved Methods of In Vitro Protein Synthesis

STAN-337CN	CN	PUBLISHED	2.0048E+11	101014716		Improved Methods of In Vitro Protein Synthesis

STAN-337EP	EP	PUBLISHED	4811533.1	1685240		Improved Methods of In Vitro Protein Synthesis

STAN-337IN	IN	ISSUED	1741/CHENP/2006		239129	A Method for Synthesis of Polynucleotides and/or Polypeptides

STAN-337JP	JP	ISSUED	2006- 541404	2007-521023	5074768	Improved Methods of In Vitro Protein Synthesis

STAN-337KR	KR	ISSUED	2006- 7010314		10-1232656	Improved Methods of In Vitro Protein Synthesis

TAN-337NZ	Z	SSUED	546961	Journal No. 1559	546961	Improved Methods of ln Vitro Protein Synthesis

TAN-337PRV	S	XPIRED	60/524,374			Improved Methods of ln Vitro Protein Synthesis

TAN-337WO	O	AT PHASE	US2004/038830	WO 2005/052117		Improved Methods of In Vitro Protein Synthesis

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE

STAN-353	US	ISSUED	10/599,310	US 2009-0042244 A1	8,298,759	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353AU	AU	ISSUED	2005230916		2005230916	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353CA	CA	PENDING	2560504			Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353CN	CN	ABANDONED	2.0058E+11			Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353EA	EA	ISSUED	200601748		10837	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353EP	EP	ISSUED	5733219.9	1730313	1730313	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353ID	ID	ISSUED	W00 2006 02538	047.0258A	P0029416	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353JP	JP	ISSUED	2007-505063	2007-530042	4829215	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353KR	KR	ISSUED	10-2006-7019493		10-1229849	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353MX	MX	ISSUED	PA/a/2006/010918		280082	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353NO	NO	ISSUED	20064735		331586	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353NZ	NZ	ISSUED	549523	1564	549523	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353PRV	US	EXPIRED	60/556,736			Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353SG	SG	ISSUED	200606158-4		125458	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353WO	WO	NAT PHASE	US2005/009342	WO 2005/098048		Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-405	US	ISSUED	11/447,367	US 2007-0004001 A1	7,312,049	Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405AU	AU	ISSUED	2006259543		2006259543	Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405CA	CA	PENDING	2611908			Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405EP	EP	PUBLISHED	6784839	1893768		Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405PRV	US	EXPIRED	60/690,571			Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405WO	WO	NAT PHASE	US2006/023032	WO 2006/138322		Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-459	US	ISSUED	12/089,596	US 2009-0029414 A1	8,183,010	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459AU	AU	ISSUED	2006308854		2006308854	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459CA	CA	PENDING	2626061			Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459DIV	US	ISSUED	13/468,907		8,492,115	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459EP	EP	PUBLISHED	6844245.8	1943338		Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459IN	IN	PENDING	3144/DELNP/2008			Cell-Free Synthesis of Membrane Bound Polypeptides

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-459JP	JP	ISSUED	2008-538111	2009-513146	5383197	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459PRV	US	EXPIRED	60/732,437			Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459WO	WO	NAT PHASE	US2006/042583	WO 2007/053655		Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-507	US	ISSUED	12/305,617	US 2010-0093024 A1	8,715,958	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507AU	AU	ISSUED	2007325952		2007325952	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507CA	CA	PENDING	2657811			Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507CN	CN	ISSUED	2.0078E+11		ZL200780024345.9	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507EP	EP	ISSUED	7870711.4	2035554	2035554	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507IN	IN	ISSUED	2784/MUMNP/2008		258411	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507JP	JP	PUBLISHED	2009- 518303	2009-542214		Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507PRV	US	EXPIRED	60/817,915			Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507WO	WO	NAT PHASE	US2007/015170	WO 2008/066583		Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-534	US	ISSUED	12/016,763	US 2008-0248521 A1	7,871,794	Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534AU	AU	ABANDONED	2008205479			Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534CA	CA	ABANDONED	2673765			Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE

STAN-534EP	EP	ABANDONED	8724626	2109682		Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534JP	JP	ABANDONED	2009-546434	2010-516251		Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534PRV	US	EXPIRED	60/881,251			Enhanced in Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534WO	WO	NAT PHASE	US2008/000699	WO 2008/088884		Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

[*]

*Confidential Treatment Requested.

Schedule 1.105

Sutro Platform Patents

Prepared September 5, 2014

PATENTS AND PATENT APPLICATIONS LICENSED FROM STANFORD

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-117	US	ISSUED	09/270,814		6,168,931	Enhanced In Vitro Synthesis of Biological Macromolecules Using a Novel ATP Regeneration System

STAN-117CA	CA	ISSUED	2365668		2,365,668	In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-117CON	US	ISSUED	09/948,815	US-2002-0081660-A1	6,994,986	In Vitro Synthesis of Polypeptides by Optimizing Amino Acid Metabolism

STAN-117EP	EP	PUBLISHED	923078			In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-117JP	JP	ISSUED	2000-605770	2002-538832	4707237	In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-117JPDIV	JP	PUBLISHED	2010-259783	2011-079845		In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-117WO	WO	NAT PHASE	US00/07095	WO00/5353		In Vitro Macromolecule Biosynthesis Methods Using Exogenous Amino Acids and a Novel ATP Regeneration System

STAN-152	US	ISSUED	09/621,339		6,337,191	In Vitro Protein Synthesis Using Glycolytic Intermediates as an Energy Source

STAN-152CA	CA	ABANDONED	2428693			In Vitro Protein Synthesis Using Glycolytic Intermediates as an Energy Source

STAN-152EP	EP	ABANDONED	980413.9			In Vitro Synthesis Using Glycolytic Intermediates as an Energy Source

STAN-152JP	JP	ABANDONED	2002-543505			In Vitro Synthesis Using Glycolytic Intermediates as an Energy Source

STAN-152PRV	US	EXPIRED	60/145,438			In Vitro Synthesis Using Glucose Or Glycolytic Intermediates as an Energy Source

STAN-152WO	WO	NAT PHASE	US00/31449			In Vitro Synthesis Using Glycolytic Intermediates as an Energy Source

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-205	US	ISSUED	09/948,052	US-2002-0058303-A1	6,548,276	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205AU	AU	ISSUED	2001288931		2001288931	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205CA	CA	ISSUED	2419996		2419996	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205CIP	US	ISSUED	10/404,599	US-2004-0038332-A1	7,041,479	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205EP	EP	ISSUED	1968701.1	1315826	1315826	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205JP	JP	ISSUED	2002-525824	2004-508050	4889185	Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205PRV	US	EXPIRED	60/230,381			Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-205WO	WO	NAT PHASE	US01/28159	WO 02/20818		Enhanced In Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-273	US	ISSUED	10/643,683	US 2004-0209321 A1	7,338,789	Methods of In Vitro Protein Synthesis

STAN-273AU	AU	ISSUED	2003259912		2003259912	Improved Methods of In Vitro Protein Synthesis

STAN-273CA	CA	ISSUED	2496437		2496437	Improved Methods of In Vitro Protein Synthesis

STAN-273DIV	US	ISSUED	11/971,130	US 2008-0138857A1	8,357,529	Methods of In Vitro Protein Synthesis

STAN-273EP	EP	ISSUED	3788625.6	1539948	1539948	Improved Methods of In Vitro Protein Synthesis

STAN-273EPDIV	EP	ABANDONED	9009204	2108697		Improved Methods of In Vitro Protein Synthesis

STAN-273JP	JP	ISSUED	2004- 529558	2005-536206	5259046	Improved Methods of In Vitro Protein Synthesis

STAN-273JPDIV	JP	ABANDONED	2010- 153515	2010-279368		Improved Methods of In Vitro Protein Synthesis

STAN-273PRV	US	EXPIRED	60/404,591			Methods of In Vitro Protein Synthesis

STAN-273WO	WO	NAT PHASE	US03/25888	WO 2004/016778		Improved Methods of In Vitro Protein Synthesis

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-309	US	ISSUED	10/888,145	US-2005-0054032-A1	7,341,852	Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309AU	AU	ISSUED	2004259433		2004259433	Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309EP	EP	ISSUED	4778237	1649025	1649025	Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309JP	JP	ISSUED	2006- 521119	2006-527997	4751829	Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309PRV	US	EXPIRED	60/488,2.82			Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-309WO	WO	NAT PHASE	US2004/022632	WO 2004/022632		Methods of Decoupling Reaction Scale and Protein Synthesis Yield in Batch Mode

STAN-337	US	PUBLISHED	10/579,711	US 2007-0154983 A1		Improved Methods of In Vitro Protein Synthesis

STAN-337AU	AU	ISSUED	2004293798		2004293798	Improved Methods of In Vitro Protein Synthesis

STAN-337CN	CN	PUBLISHED	2.0048E+11	101014716		Improved Methods of In Vitro Protein Synthesis

STAN-337EP	EP	PUBLISHED	4811533.1	1685240		Improved Methods of In Vitro Protein Synthesis

STAN-337IN	IN	ISSUED	1741/CHENP/2006		239129	A Method for Synthesis of Polynucleotides and/or Polypeptides

STAN-337JP	JP	ISSUED	2006- 541404	2007-521023	5074768	Improved Methods of In Vitro Protein Synthesis

STAN -337KR	KR	ISSUED	2006- 7010314		10-1232656

TAN-337NZ	Z	ISSUED	546961	Journal No. 1559	46961	Improved Methods of In Vitro Protein Synthesis

TAN-337PRV	S	EXPIRED	60/524,374			Improved Methods of In Vitro Protein Synthesis

TAN-337WO	O	NAT PHASE	US2004/038830-	WO2005/052117		Improved Methods of In Vitro Protein Synthesis

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-353	US	ISSUED	10/599,310	US 2009-0042244 A1	8,298,759	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353AU	AU	ISSUED	2005230916		2005230916	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353CA	CA	PENDING	2560504			Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353CN	CN	ABANDONED	2.0058E+11			Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353EA	EA	ISSUED	200601748		10837	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353EP	EP	ISSUED	5733219.9	1730313	1730313	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353ID	ID	ISSUED	W00 2006 02538	047.0258A	P0029416	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353JP	JP	ISSUED	2007- 505063	2007-530042	4829215	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353KR	KR	ISSUED	10-2006- 7019493		10-1229849	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353MX	MX	ISSUED	PA/a/ 2006/010918		280082	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353NO	NO	ISSUED	20064735		331586	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353NZ	NZ	ISSUED	549523	1564	549523	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-353PRV	US	EXPIRED	60/556,736			Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353SG	SG	ISSUED	200606158-4		125458	Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-353WO	WO	NAT PHASE	US2005/009342	WO 2005/098048		Protein Expression Yield Enhancement in Cell-Free Protein Synthesis Systems by Addition of Antifoam Agents

STAN-405	US	ISSUED	11/447,367	US 2007-0004001 A1	7,312,049	Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405AU	AU	ISSUED	2006259543		2006259543	Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405CA	CA	PENDING	2611908			Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405EP	EP	PUBLISHED	6784839	1893768		Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405PRV	US	EXPIRED	60/690,571			Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-405WO	WO	NAT PHASE	US2006/023032	WO 2006/138322		Total Amino Acid Stabilization During Cell-Free Protein Synthesis

STAN-459	US	ISSUED	12/089,596	US 2009-0029414 A1	8,183,010	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459AU	AU	ISSUED	2006308854		2006308854	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459CA	CA	PENDING	2626061			Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459DIV	US	ISSUED	13/468,907		8,492,115	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459EP	EP	PUBLISHED	6844245.8	1943338		Cell-Free Synthesis of Membrane Bound Polypeptides

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-459IN	IN	PENDING	3144/DELNP/2008			Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459JP	JP	ISSUED	2008-538111	2009-513146	5383197	Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459PRV	US	EXPIRED	60/732,437			Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-459WO	WO	NAT PHASE	US2006/042583	WO 2007/053655		Cell-Free Synthesis of Membrane Bound Polypeptides

STAN-507	US	ISSUED	12/305,617	US 2010-0093024 A1	8,715,958	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507AU	AU	ISSUED	2007325952		2.007325952	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507CA	CA	PENDING	2657811			Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507CN	CN	ISSUED	2.0078E+11		ZL200780024345.9	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507EP	EP	ISSUED	7870711.4	2035554	2035554	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507IN	IN	ISSUED	2784/MUMNP/2008		258411	Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507JP	JP	PUBLISHED	2009-518303	2009-542214		Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507PRV	US	EXPIRED	60/817,915			Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

STAN-507WO	WO	NAT PHASE	US2007/015170	WO 2008/066583		Cell-Free Synthesis of Proteins Containing Unnatural Amino Acids

MATTER NO	COUNTRY	STATUS	SERIAL NO	PUBL NO	PATENT NO	TITLE
STAN-534	US	ISSUED	12/016,763	US 2008-0248521 A1	7,871,794	Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534AU	AU	ABANDONED	2008205479			Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534CA	CA	ABANDONED	2673765			Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534EP	EP	ABANDONED	8724626	2109682		Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534JP	JP	ABANDONED	2009- 546434	2010-516251		Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534PRV	US	EXPIRED	60/881,251			Enhanced in Vitro Synthesis of Active Proteins Containing Disulfide Bonds

STAN-534WO	WO	NAT PHASE	US2008/000699	WO 2008/088884		Enhanced Cell-Free Synthesis of Active Proteins Containing Disulfide Bonds

[*]

*Confidential Treatment Requested.

Schedule 4.3

Stanford In-License Sublicensing Requirements

Merck KGaA (“Merck”) hereby agrees to be bound by the terms and conditions of the Stanford In-License, including the terms set forth below, to the same extent Sutro (formerly known as Fundamental Applied Biology, Inc., or “FAB”) is bound thereunder, as if references to FAB or Sutro were references to Merck.

Sec. 1. Capital Terms used in the following provisions 9 and 10 from the Stanford In-License shall have the meaning as set forth in the Stanford In-License. Upon the occurrence of Sutro’s Inability To Perform, and the exercise of the sublicense granted to Merck under Section 4.2, the following provisions of the Stanford In-License (Articles 9 and 10) are hereby included in the Agreement, and Stanford is hereby named as a third party beneficiary of such provisions with respect to Stanford In-Licenses only:

9	WARRANTIES AND NEGATION OF WARRANTIES

9.1

Warranties. Stanford warrants and represents that (a) it has the right and authority to enter into this Agreement and to grant licenses of the scope granted in this Agreement and (b) Stanford has not previously granted any rights in the Licensed Patents other than the rights and licenses granted in the Pre-Existing Licenses and will not grant any further rights in the Licensed Patents that are inconsistent with the rights and licenses granted to Sutro herein. For purposes of clarity, Sutro acknowledges that it has been made aware by Stanford of the scope of the field of use of the Pre-Existing Licenses.

9.2

Negation of Warranties. Except as expressly set forth in this Agreement, Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A) of merchantability, of fitness for a particular purpose,

(B) of non-infringement or

(C) arising out of any course of dealing.

9.3	No Representation of Licensed Patent. Sutro also acknowledges that Stanford does not represent or warrant:

(A) the validity or scope of any Licensed Patent, or

(B) that the exploitation of Licensed Patent or Technology will be successful.

10	INDEMNITY

10.1

Indemnification. Sutro will indemnify, hold harmless, and defend all Stanford Indemnitees against any and all third party claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of the Licensed Patents or Licensed Products by Sutro, unless resulting from a claimed breach by Stanford of its warranties or the gross negligence or willful misconduct of any Stanford Indemnitee; provided that:

(A) Sutro receives prompt notice of any such claim,

(B) Sutro shall not be obligated to indemnify any Stanford Indemnitee in connection with any settlement for any claim unless Sutro consents in writing to such settlement (which consent shall not be unreasonably withheld), and

(C) Sutro shall have the first right to defend any such claim and, if Sutro elects to exercise such first right, the exclusive right to control the defense thereof.

Notwithstanding the foregoing, Sutro shall have no obligations for any third party claim or demand that may be the subject of this Section 10.1 if the Stanford Indemnitee seeking indemnification makes any admission regarding such claim without the prior written consent of Sutro, which consent shall not be unreasonably withheld.

10.2

No Indirect Liability. Neither party shall be liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise arising out of or in connection with solely this Agreement under any theory of liability; provided, however, that the foregoing shall not apply to any right of action for infringement, contributory infringement or inducement of infringement Stanford may have under any applicable law. Except as provided in Section 9.1, Stanford shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

10.3.	Workers’ Compensation. Sutro will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4.

Insurance. During the term of this Agreement, Sutro will maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier to cover the activities of Sutro and its sublicensees. Upon introduction of Licensed Product into humans, such insurance will provide minimum limits of liability of $[*] and will include all Stanford Indemnitees as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days of the introduction of Licensed Product into humans, Sutro will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Sutro will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. Sutro will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Sutro will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory. Notwithstanding the foregoing, if Sutro proposes alternative coverage under this Section 10.4, Stanford shall not unreasonably withhold its consent to such alternative coverage in lieu of the coverage detailed in this Section 10.4, so long as the proposed coverage is reasonable and customary for the industry and reasonably protects Stanford’s interests.

Sec. 2. If the Stanford In-License is terminated, the applicable obligations with respect to the subject matter covered by the Stanford In-License will be transferred to Stanford or its designee, and Merck will assume such obligations, and (to the extent it exercises any rights to such subject matter) Merck will make any payment thereby due under the Stanford In-License by Sutro directly to Stanford or its designee. For purposes of clarity, it is agreed that in the event the Stanford In-License is terminated, Stanford shall have audit rights vis-à-vis Merck and its Affiliates substantially similar to those set forth in Section 8.5 of the Stanford In-License.

Sec. 3. Any sublicense granted by Merck under the Licensed Patents (as defined in the Stanford In-License) will not include the right to further sublicense.

*Confidential Treatment Requested.

[*]

*Confidential Treatment Requested.

Schedule 9.5(a)

Press Releases

Final: 9/17/2014

Sutro Biopharma and Merck KGaA of Darmstadt, Germany, to Partner

on Development of Antibody Drug Conjugates

•

Collaboration and license agreement allows the biopharmaceutical division of Merck KGaA, Darmstadt, Germany, to enhance its access to antibody drug conjugate technologies and to expand its oncology pipeline

•	Sutro’s Xpress CF™ and Xpress CF+™ platforms to be utilized to develop antibody drug conjugates for multiple undisclosed targets

SAN FRANCISCO, September 17, 2014 – Sutro Biopharma, a biopharmaceutical company developing antibody drug conjugates and bispecific antibodies, and the biopharmaceutical division of Merck KGaA, Darmstadt, Germany, which operates as EMD Serono in the United States and Canada, today announced a collaboration and license agreement to develop antibody drug conjugates (ADCs). ADCs are composed of an antibody linked to a cytotoxic drug. The antibody is thought to specifically target and deliver the cytotoxic drug to the cancer cells.

The collaboration will allow the biopharmaceutical division of Merck KGaA to take advantage of Sutro’s technology platforms in its oncology programs to develop ADCs for multiple undisclosed targets. Both companies believe that ADCs have the potential for directly targeting cancer cells while safeguarding healthy tissue, and will combine Merck KGaA’s knowledge about target biology with Sutro’s technological and discovery capabilities to jointly develop ADCs. By following a strategic approach of creating partnerships, Merck KGaA and Sutro aim to develop drug candidates that may ultimately address the unmet needs of patients.

“We continue to explore opportunities that will allow us to better understand the potential ADCs have in directly targeting cancer cells,” said Andree Blaukat, Senior Vice President and Head of Translational Innovation Platform Oncology at Merck Serono, the biopharmaceutical division of Merck KGaA, Darmstadt, Germany. “This collaboration with Sutro is reflective of our ongoing commitment to advancing innovation that may provide new therapies for patients.”

“This partnership will help us to advance our position as a leading drug discovery partner to renowned pharmaceutical companies like Merck in Darmstadt, Germany,” said William J. Newell, chief executive officer of Sutro. “Together with Merck KGaA, we will further advance our efforts to develop antibody therapeutics, engineered to deliver a cytotoxic agent to cancer cells. Our technology has been developed to allow loading of an antibody with multiple different agents, and to enable a potential higher uptake of the drug in the tumor cell through improved stability of the ADC.”

Under the terms of the agreement, Sutro and Merck KGaA will collaborate to discover and develop multiple ADCs utilizing Sutro’s cell-free protein synthesis platforms, Xpress CF™ and Xpress CF+™. Sutro will be responsible for delivering ADCs for Phase I clinical trials. Merck KGaA will be responsible for clinical development and commercialization of any resulting products.

Merck KGaA will make an upfront payment to Sutro and will fund certain R&D activities. Sutro is also eligible to receive payments on completion of certain research, development and regulatory milestones potentially totaling approximately € 230 million as well as royalties on product sales. Further financial details are not being disclosed.

About Sutro Biopharma

Sutro Biopharma, located in South San Francisco, is developing a new generation of antibody drug conjugate therapeutics and bifunctional antibody-based therapeutics for targeted cancer therapies. These therapeutics may significantly extend the clinical impact of current oncology therapeutic approaches and are beyond what can be envisioned with current, cell-based expression technologies. Sutro’s biochemical synthesis technology, which underpins these therapeutics, allows the rapid and systematic exploration of many protein drug variants to identify drug candidates. Once the product candidates are identified, production can be rapidly and predictably scaled up to commercial levels. Sutro has established a Good Manufacturing Practice (cGMP) facility for the production of clinical supplies of materials using its biochemical protein synthesis platform. Sutro has formed multiple partnerships with biopharma companies utilizing its technology.

For more information, visit www.sutrobio.com.

About EMD Serono, Inc.

EMD Serono, Inc., a subsidiary of Merck KGaA, Darmstadt, Germany, is a leading US biopharmaceutical company focused exclusively on specialty care. For more than 40 years, EMD Serono has integrated cutting-edge science, innovative products and devices, and industry-leading patient support and access programs. EMD Serono has deep expertise in neurology, fertility and endocrinology, as well as a robust pipeline of potential therapies in neurology, oncology, immunology and immuno-oncology. Today, EMD Serono has more than 1,100 employees around the country with commercial, clinical and research operations based in the company’s home state of Massachusetts. For more information, please visit www.emdserono.com

About Merck KGaA, Darmstadt, Germany

Merck KGaA of Darmstadt, Germany, is a leading company for innovative and top-quality high-tech products in the pharmaceutical and chemical sectors. Its subsidiaries in Canada and the United States operate under the umbrella brand EMD. Around 39,000 employees work in 66 countries to improve the quality of life for patients, to further the success of customers and to help meet global challenges. The company generated total revenues of €11.1 billion in 2013 with its four divisions: Biopharmaceuticals, Consumer Health, Performance Materials and Life Science Tools. Merck KGaA of Darmstadt, Germany is the world’s oldest pharmaceutical and chemical company - since 1668, the name has stood for innovation, business success and responsible entrepreneurship. Holding an approximately 70 percent interest, the founding family remains the majority owner of the company to this day.

Media Contact Sutro:

Martina Schwarzkopf, Ph.D.

Russo Partners

212 845-4292

martina.schwarzkopf@russopartnersllc.com

News Release	Your Contact Andrea Marquart Phone +49 6151 72-6517

September 17, 2014

Merck Serono and Sutro Biopharma to Partner on Development of Antibody Drug Conjugates

•	Merck Serono to enhance its access to antibody drug conjugate technologies and to expand its oncology pipeline

•	Sutro’s Xpress CF and Xpress CF+ platforms to be utilized to develop antibody drug conjugates for multiple undisclosed targets

Darmstadt, Germany, September 17, 2014 – Merck Serono, the biopharmaceutical division of Merck, and Sutro Biopharma, San Francisco, a biopharmaceutical company developing antibody drug conjugates and bispecific antibodies, today announced a collaboration and license agreement to develop antibody drug conjugates (ADCs). ADCs are composed of an antibody linked to a cytotoxic drug. The antibody is thought to specifically target and deliver the cytotoxic drug to the cancer cells.

The collaboration will allow Merck Serono to take advantage of Sutro’s technology platforms in its oncology programs to develop ADCs for multiple undisclosed targets. Both companies believe that ADCs have the potential for directly targeting cancer cells while safeguarding healthy tissue, and will combine Merck Serono’s knowledge about target biology with Sutro’s technological and discovery capabilities to jointly develop ADCs. By following a strategic approach of creating partnerships, Merck Serono and Sutro aim to develop drug candidates that may ultimately address the unmet needs of patients.

“We continue to explore opportunities that will allow us to better understand the potential ADCs have in directly targeting cancer cells,” said Andree Blaukat, Senior Vice President and Head of Translational Innovation Platform Oncology at Merck Serono. “This collaboration with Sutro is reflective of our ongoing commitment to advancing innovation that may provide new therapies for patients.”

“This partnership will help us to advance our position as a leading drug discovery partner to renowned pharmaceutical companies like Merck,” said William J. Newell, chief executive officer of Sutro. “Together with Merck Serono, we will further advance our efforts to develop antibody therapeutics, engineered to deliver a cytotoxic agent to cancer cells. Our technology has been developed to allow loading of an antibody with multiple different agents, and to enable a potential higher uptake of the drug in the tumor cell through an improved stability of the ADC.”

Under the terms of the agreement, Sutro and Merck Serono will collaborate to discover and develop multiple ADCs utilizing Sutro’s cell-free protein synthesis platforms, Xpress CF™ and Xpress CF+™. Sutro will be responsible for delivering ADCs for Phase I clinical trials. Merck Serono will be responsible for clinical development and commercialization of any resulting products.

Merck Serono will make an upfront payment to Sutro and will fund certain R&D activities. Sutro is also eligible to receive payments on completion of certain research, development and regulatory milestones potentially totaling approximately € 230 million as well as royalties on product sales. Further financial details are not being disclosed.

About Sutro Biopharma

Sutro Biopharma, located in South San Francisco, is developing a new generation of antibody drug conjugate therapeutics and bifunctional antibody-based therapeutics for targeted cancer therapies. These therapeutics may significantly extend the clinical impact of current oncology therapeutic approaches and are beyond what can be envisioned with current, cell-based expression technologies. Sutro’s biochemical synthesis technology, which underpins these therapeutics, allows the rapid and systematic exploration of many protein drug variants to identify drug candidates. Once the product candidates are identified, production can be rapidly and predictably scaled up to commercial levels. Sutro has established a Good Manufacturing Practice (cGMP) facility for the production of clinical supplies of materials using its biochemical protein synthesis platform. Sutro has formed multiple partnerships with biopharma companies utilizing its technology.

For more information, visit www.sutrobio.com.

About Merck Serono

Merck Serono is the biopharmaceutical division of Merck. With headquarters in Darmstadt, Germany, Merck Serono offers leading brands in 150 countries to help patients with cancer, multiple sclerosis, infertility, endocrine and metabolic disorders as well as cardiovascular diseases. In the United States and Canada, EMD Serono operates as a separately incorporated subsidiary of Merck Serono.

Merck Serono discovers, develops, manufactures and markets prescription medicines of both chemical and biological origin in specialist indications. We have an enduring commitment to deliver novel therapies in our core focus areas of neurology, oncology, immuno-oncology and immunology.

For more information, please visit www.merckserono.com.

All Merck Press Releases are distributed by e-mail at the same time they become available on the Merck Website. Please go to www.merckgroup.com/subscribe to register online, change your selection or discontinue this service.

Merck is a leading company for innovative and top-quality high-tech products in the pharmaceutical and chemical sectors. With its four divisions Merck Serono, Consumer Health, Performance Materials and Merck Millipore, Merck generated total revenues of €11.1 billion in 2013. Around 39,000 Merck employees work in 66 countries to improve the quality of life for patients, to further the success of customers and to help meet global challenges. Merck is the world’s oldest pharmaceutical and chemical company - since 1668, the company has stood for innovation, business success and responsible entrepreneurship. Holding an approximately 70 percent interest, the founding family remains the majority owner of the company to this day. Merck, Darmstadt, Germany is holding the global rights to the Merck name and brand. The only exceptions are Canada and the United States, where the company is known as EMD.

[*]   Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amendment 1 to the License Agreement dated September 16, 2014 (the “Agreement”)

between:	Sutro Biopharma Inc. 310 Utah Ave, Suite 150 South San Francisco, CA 94080 USA

and:	Merck KGaA Frankfurter Strasse 250 64293 Darmstadt Germany

The Parties have concluded the Agreement effective as of September 16, 2014. Capitalized terms used and not otherwise defined in this Amendment No. 1 shall have the meanings set forth in the Agreement. The Parties herewith amend the Agreement as follows:

1.

Section 2.5 shall be replaced as follows: “Availability of Targets. Merck may designate up to six (6) Targets under this Agreement as follows: The [*] Target are the Named Targets set forth in the Collaboration Agreement. Merck may designate a [*] Additional Target as Accepted Targets in accordance with Sections 2.5 and 2.6 within [*] months from the Effective Date (“Target Nomination Date”). Merck may designate a [*] Additional Target as Accepted Targets in accordance with Sections 2.5 and 2.6 at any time following the Target Nomination Date until [*] months from the Effective Date at the latest. All such Additional Targets that become Accepted Targets will be set forth on Schedule 1.1.

2.	In all other aspects the Agreement shall remain unchanged.

South San Francisco, Sutro Biopharma /s/ William J. Newell William J. Newell CEO	Darmstadt, August 26, 2015 Merck KGaA /s/ i.V. Axel Hoffmann Axel Hoffmann Director Alliance Management Global Business Development & Alliance Management Dr. Axel Hoffmann

/s/ i.V. Simone Heitz Dr. S. Heitz Senior Corporate Counsel

1/1	*Confidential Treatment Requested.